UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant §240.14a-12
INTEGER HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)
 _____________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Proxy Statement for
2022 Annual Meeting
of Stockholders

April 4, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Integer Holdings Corporation, which will be held on Wednesday, May 18, 2022 at 8:30 a.m., Central Time, at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.
Details of the business to be conducted at the Annual Meeting are given in the enclosed Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the company’s 2021 Annual Report. We encourage you to read this document. It includes information on the company’s operations, markets and products, as well as the company’s audited consolidated financial statements.
At the conclusion of his term immediately following the Annual Meeting, Bill R. Sanford, Chair of the Board, will retire from our board of directors after 22 years of service, including 14 years as Chair of the Board. We want to thank Bill for his many years of service and dedication to Integer.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. We are using the “Notice and Access” (Notice of Internet Availability) method of providing proxy materials to you via the Internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We have mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice and Access Letter”) containing instructions on how to access our Proxy Statement and Annual Report and vote electronically on the Internet or by telephone. The Notice and Access Letter also contains instructions on how to receive a paper copy of the proxy materials.
As of the date of this publication, we are not aware of limitations due to the public health impact of COVID-19. If conditions relating to COVID-19 change as the time of the Annual Meeting nears, we will align to CDC Protocols to support the health, safety and well-being of our team members and stockholders.
We look forward to seeing you at the Annual Meeting.
Sincerely,

/s/ Bill R. Sanford
Bill R. Sanford
Chair of the Board

/s/ Joseph W. Dziedzic
Joseph W. Dziedzic
President and Chief Executive Officer

INTEGER HOLDINGS CORPORATION
5830 GRANITE PARKWAY, SUITE 1150
PLANO, TEXAS 75024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders of Integer Holdings Corporation will be held at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024 on Wednesday, May 18, 2022 at 8:30 a.m., Central Time, for the following purposes:
1.To elect 11 directors for a one-year term until their successors have been elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Integer Holdings Corporation for fiscal year 2022;
3.To approve, on an advisory basis, the compensation of our named executive officers; and
4.To consider and act upon other matters that may properly come before the Annual Meeting and any adjournments thereof.
Stockholders of record at the close of business on March 24, 2022 are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ McAlister C. Marshall, II
McAlister C. Marshall, II
Senior Vice President, General Counsel and Corporate Secretary
Plano, Texas
April 4, 2022
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. IF YOU RECEIVED A NOTICE AND ACCESS LETTER, YOU CAN VOTE YOUR SHARES BY PROXY VIA INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS FOUND IN THE NOTICE AND ACCESS LETTER. IF YOU RECEIVED PRINTED COPIES OF THE PROXY MATERIALS BY MAIL, YOU CAN VOTE YOUR SHARES BY PROXY VIA INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS FOUND ON THE PROXY CARD OR BY MARKING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO ITS USE AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS. ANY STOCKHOLDER PRESENT AT THE MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE MEETING.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2022

INTEGER HOLDINGS CORPORATION’S 2022 PROXY STATEMENT AND 2021 ANNUAL REPORT
ARE AVAILABLE AT www.envisionreports.com/ITGR
ii

iii

INTEGER HOLDINGS CORPORATION
PROXY STATEMENT
2022 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT SUMMARY
To assist you in reviewing the proxy statement for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), we call your attention to the following summary information, which highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. References in this proxy statement to the “Company,” "Integer," “we,” or “our” refer to Integer Holdings Corporation and references to the "Board" refer to the Company's Board of Directors. The Notice and Access Letter is first being mailed, and this proxy statement and the accompanying form of proxy are first being made available, to Company’s stockholders beginning on or about April 4, 2022. Web links throughout this proxy statement are inactive textual references provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.
Information regarding our Annual Meeting

Date and Time	Wednesday, May 18, 2022 at 8:30 a.m., Central Time
Place

Integer Holdings Corporation Corporate Headquarters
5830 Granite Parkway, Suite 1150, Plano, Texas 75024

As of the date of this publication, we are not aware of limitations due to the public health impact of COVID-19. If conditions relating to COVID-19 change as the time of the Annual Meeting nears, we will align to CDC Protocols to support the health, safety and well-being of our team members and stockholders.

Record Date	March 24, 2022
Voting

Stockholders as of the Record Date are entitled to vote their shares of common stock, $0.001 par value per share, at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Matters to be Voted on at our Annual Meeting

Proposal 1 - Election of 11 directors for a term of one year and until their successors have been elected and qualified. For more information, see page 7 of this proxy statement.	The Board recommends a vote “FOR” each director nominee

Proposal 2 - Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022.
For more information, see page 14 of this proxy statement.

The Board recommends a vote “FOR” Proposal 2
Proposal 3 - Non-binding advisory vote on the compensation of the Company’s named executive officers. For more information, see page 15 of this proxy statement.	The Board recommends a vote “FOR” Proposal 3

Performance Highlights for Fiscal Year 2021
Integer is among the world’s largest medical device outsource manufacturing companies, serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical, and portable medical markets. We provide innovative, high-quality medical technologies that enhance the lives of patients worldwide. We also develop batteries for high-end niche applications in the energy, military, and environmental markets. Our common stock trades on the New York Stock Exchange ("NYSE") under the symbol “ITGR.”
Our company is on a Journey to Excellence that started in 2018 by establishing a clear strategy to win in the markets we serve and achieve excellence in all that we do. To measure our progress, we set three clear financial goals: (i) to grow sales 200 basis points faster than the markets we serve; (ii) to deliver profit growth at twice the rate of sales growth; and (iii) to achieve debt leverage of 2.5 - 3.5 times adjusted EBITDA.
With everything we do anchored on this strategy, we achieved two of our financial goals within two years – our debt leverage was managed to the middle of the stated debt leverage ratio and our profit grew twice as fast as sales. Though our momentum shifted over the last two years as we managed fluctuating sales volume due to the global pandemic, we remained focused on executing our strategy, delivering for our customers, ensuring the safety of our associates, and meeting our financial goals.
Our strong cash flow has enabled us to continue investing in research, development and manufacturing capabilities and capacity to fuel and fulfill rapid growth in areas our customers are focusing on to address significant unmet patient needs.
•We expanded capacity and capabilities at numerous sites and announced plans to construct a new development and manufacturing center in Galway, Ireland, an important medical device hub.
•The recently completed acquisition of Oscor expands our Cardio & Vascular product offering and implantable lead design and development capabilities, while adding low-cost manufacturing capacity in the Dominican Republic. These additional end-to-end capabilities, platform technologies, and capacity position us well to accelerate our growth in faster growing end-markets.
Other strategic actions taken to accelerate Integer’s growth in 2021 include:
•Our Manufacturing Excellence strategy continued driving quality and operational efficiencies with deployment of the Integer Production System and investments in mechatronics and a manufacturing execution system.
•We strengthened our inclusive, values-based culture with the addition of two new Employee Resource Groups – Pride and Black Enterprise Team – and we held more than 150 Diversity & Inclusion engagement activities.
•After thorough analysis, we decided to exit unfavorable markets within our Portable Medical product line. The remaining heart failure and cochlear application products, which are more differentiated with higher growth potential, will move to our Cardiac Rhythm Management & Neuromodulation product line, and freed-up manufacturing space in Tijuana, Mexico will be re-allocated for higher margin growth.
By closely managing expenses and focusing our investments in faster growing end-markets, we are making clear progress on our operational and financial objectives and delivering tangible improvements for our stockholders.
Highlights from our full-year 2021 financial results confirm our strategy is positioning Integer to win in the markets we serve:
•Increased sales by 14% to $1.221 billion, as we began to see our sales return to pre-pandemic levels with demand for many of our products continuing to recover from the impacts of the COVID-19 pandemic.
•Generated $157 million of cash flow from operating activities compared to $181 million for 2020.
•Diluted earnings per share from continuing operations increased to $2.80 per share, an increase of 20% as compared to 2020.
Throughout the pandemic, we have protected our associates, delivered for our customers and patients, strengthened our culture, and continued to execute our strategy with discipline and focus. Our scalability, global presence, unmatched design and development capabilities, and world-class manufacturing uniquely position us to serve our customers through all phases of their products’ lifecycles and bring lifesaving and life-enhancing products to market faster. Our customers are rewarding us with more development programs in high-growth markets, in support of their product roadmaps. We are confident that our structured and disciplined approach to executing our strategy and targeted investments in high-growth markets will drive sustained above-market growth.
As we continue on our Journey to Excellence, we see the potential for significant growth ahead for our associates, our customers, our stockholders, and the communities in which we live and work, all while achieving our vision to enhance the lives of patients worldwide by being our customers’ partner of choice for innovative technologies.
We delivered strong year-over-year financial results in 2021 despite a challenging labor and supply chain environment. Looking forward to 2022, we expect our year-over-year sales and profit growth to increase throughout the year. The growth will come from the execution of our strategy as well as the integration of Oscor, which is well underway.

For further details on our fiscal year 2021 consolidated financial results, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the Securities and Exchange Commission (“SEC”) on February 22, 2022. For more information on how our fiscal year 2021 business performance affected our named executive officers’ compensation, please see our Compensation Discussion and Analysis beginning on page 16 of this proxy statement.
Executive Compensation Highlights
The Company’s compensation program is designed to provide a competitive compensation package that will attract, retain and motivate our executives to drive the Company’s success through high performance and innovation, to link our executives’ compensation to short- and long-term performance of the Company and to align our executives’ compensation with the interests of our stockholders. To do this, we:
•provide our named executive officers ("NEOs") with a fixed level of cash compensation in the form of base salary that is consistent with their skill level, experience, knowledge, length of service with the Company and the level of responsibility and complexity of their position, and is generally targeted near the competitive market median of our peer group for base salary for the position;
•provide an annual short-term incentive program cash incentive award with the objective of providing a competitive level of performance-based annual compensation at the target achievement level, with the opportunity for significantly higher incentive compensation if stretch performance is achieved, and with metrics that focus on key measures of success that the executive team is able to impact over an annual timeframe; and
•provide a long-term incentive plan ("LTI") award that is the largest component of our NEOs' total compensation and is designed to align management’s performance incentives with the interests of our stockholders by linking executive pay to stockholder value creation as the award consists of a combination of performance stock units (“PSUs”) that use relative total stockholder return versus our peer group as the performance metric (66.7% of the award), and time-based restricted stock units ("RSUs") that vest ratably over a three-year period (33.3% of the award).
During 2021, the Compensation and Organization Committee (the “Compensation Committee”) continued its stockholder supported philosophies to ensure alignment to market-based best practices and policies.
In light of the lingering effect of the COVID-19 pandemic, the Compensation Committee took the following actions regarding our incentive programs, for 2021:
•Granted LTI awards to our NEOs consisting only of relative total stockholder return PSUs and time-based RSUs (temporarily suspending revenue growth PSUs due to the difficulty in establishing a three-year goal), while maintaining the same weighting of performance-based awards used in prior years;
•Established a wider than typical threshold and maximum achievement level in our short-term incentive program, making maximum payout more difficult to achieve while reducing the threshold achievement level for a minimum payout; and
•Approved short-term incentive payouts based on achievement against targets established early in 2021, and did not use discretion to adjust payout.

Below are some highlights of our compensation program:

WHAT WE DO		WHAT WE DON’T DO
✓	Align our executive pay with performance, resulting in a substantial portion of executive pay being at-risk and tied to objective performance goals	✗	Multi-year guarantees for salary increases, non-performance based bonuses or equity compensation
✓	Long-term incentive award grants that are predominantly performance-based and measured over multi-year periods, and short-term incentive plan awards that are also based on rigorous performance objectives	✗	A high percentage of fixed compensation
✓	Hold an annual “say on pay” advisory vote	✗	Tax gross-ups for change-in control benefits
✓	Set multiple challenging performance objectives for our executives	✗	Permit short sales, hedging, or pledging of stock ownership positions by directors, executive officers or associates
✓	Stock ownership guidelines for all executive officers and non-employee directors	✗	Excessive perquisites
✓	Caps on director equity awards and fees	✗	Repricing of stock options without stockholder approval
✓	Independent compensation consultant engaged by the Compensation Committee	✗	Single-trigger equity acceleration on change in control where the acquiror agrees to assume the award
✓	Compensation Committee carefully considers annual equity usage and potential dilution in its compensation decisions	✗	Maintain evergreen provisions in long-term incentive plans
✓	Annual review and approval of our compensation strategy
✓	Compensation Committee reviews an annual risk assessment of our compensation program
✓	Require a “double-trigger” for acceleration of severance payments or benefits upon a change in control
✓	Clawback policy that permits recoupment of cash and equity awards under specified circumstances
Last year’s “say-on-pay” vote received the support of approximately 97% of votes cast by our stockholders (excluding abstentions and broker non-votes). Based on the voting results, we believe our overall executive compensation program is aligned with the interests of our stockholders.

Corporate Governance Highlights
We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens Board and management accountability, and leads to better business performance. We are committed to maintaining strong corporate governance practices and will continually evaluate these practices going forward. More information about our corporate governance can be found beginning on page 37 of this proxy statement.
The following table summarizes certain highlights of our governance policies and practices:

✓	Unclassified board with annual election of all directors	✓	Engage in stockholder outreach
✓	10 out of 11 director nominees are independent	✓	Code of conduct applies to all directors, officers, associates and consultants
✓	Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee composed entirely of independent directors	✓	Annual say-on-pay vote
✓	Non-executive, independent chair of the board	✓	Stock ownership guidelines for all executive officers and non-employee directors
✓	Independent directors meet regularly without management present	✓	Strategic and risk oversight by full Board and committees
✓	No supermajority voting provisions	✓	Stockholders have right to act by written consent
✓	Director attendance at >75% of meetings in 2021	✓	No stockholder rights plan (i.e., no “poison pill”)
✓	100% Board attendance at 2020 annual meeting	✓	Anti-hedging and pledging policy
✓	Diverse Board in terms of gender, ethnicity and specific skills and qualifications	✓	CEO evaluation process
✓	Director resignation policy if any director receives a greater number of “withhold” votes than “for” votes	✓	Annual Board and committee evaluations
✓	Balance of new and experienced directors	✓	Annual review of committee charters
✓	Board oversight of strategy on corporate social responsibility and sustainability, entity risk management and cybersecurity	✓	All committee charters address Company’s commitment to diversity and inclusion
As described in greater detail under “Environmental, Social and Governance Matters” beginning on page 44 of this proxy statement, we understand the importance of environmental, social and governance (“ESG”) matters and their impact on our stakeholders and the communities in which we live and work. Through our ESG programs, we are committed to conducting business in a socially and environmentally responsible manner and aligning our ESG goals, programs and initiatives with our corporate strategy.

Our Director Nominees
You are being asked to vote on the director nominees listed below. The chart below summarizes some of the key characteristics of the members of our Board. Detailed information about each director nominee’s background can be found beginning on page 7 of this proxy statement. The Board determined that each of the director nominees, other than Mr. Dziedzic, is independent under the NYSE’s Corporate Governance Listing Standards. The information below regarding the director nominees to be elected at the Annual Meeting is as of April 4, 2022.
As previously announced, Bill R. Sanford, Chair of the Board, who has served as a director since 2000 and Chair of the Board since 2008, is retiring at the conclusion of his term following the Annual Meeting. Upon Mr. Sanford’s retirement, the Board plans to elect Pamela G. Bailey to serve as the next Chair of the Board.
Consistent with the Board’s commitment to good corporate governance and Board refreshment to ensure a balanced mix of tenure in its membership, five of the ten independent director nominees listed below have joined the Board since the beginning of 2016.

Name	Age	Director Since	Primary Occupation	Current Committee Membership	Independent
Sheila Antrum	63	2021	Senior Vice President and Chief Operating Officer at UCSF Health	Compensation & Organization Corporate Governance & Nominating	✓
Pamela G. Bailey	73	2002	Retired President and Chief Executive Officer, The Grocery Manufacturers Association	Corporate Governance & Nominating (Chair) Compensation & Organization	✓
Cheryl C. Capps	60	2021	Senior Vice President and Chief Supply Chain Officer of Corning Inc.	Corporate Governance & Nominating Technology Strategy	✓
Joseph W. Dziedzic	53	2013	President and Chief Executive Officer, Integer Holdings Corporation
James F. Hinrichs	54	2018	Retired Chief Financial Officer of Alere, Inc. and CareFusion Corporation	Compensation & Organization (Chair) Audit	✓
Jean Hobby	61	2015	Retired Partner, PricewaterhouseCoopers, LLP	Audit (Chair) Technology Strategy	✓
Tyrone Jeffers	48	2021	Vice President, Global Manufacturing and Supply Chain of SPX FLOW, Inc.	Audit Technology Strategy	✓
M. Craig Maxwell	63	2015	Retired Vice President and Chief Technology and Innovation Officer for Parker Hannifin Corporation	Technology Strategy (Chair) Audit	✓
Filippo Passerini	64	2015	Retired Group President and Chief Information Officer, Procter & Gamble Company	Corporate Governance & Nominating Technology Strategy	✓
Donald J. Spence	68	2016	Retired President and Chief Executive Officer, Ebb Therapeutics	Audit Compensation & Organization	✓
William B. Summers, Jr.	71	2001	Retired Chairman and Chief Executive Officer, McDonald Investments Inc.	Compensation & Organization Corporate Governance & Nominating	✓

COMPANY PROPOSALS
PROPOSAL 1 – Election of Directors
Shares represented by properly executed proxies will be voted, unless authority is withheld, for the election as directors of the Company of the following 11 persons nominated by the Board, to hold office until the 2023 Annual Meeting of Stockholders and until their successors have been elected and qualified. Each of the other nominees listed below was elected at the 2021 Annual Meeting of Stockholders.
Our Board is currently comprised of twelve members. Bill R. Sanford, Chair of the Board, has decided to retire following the Annual Meeting. Upon Mr. Sanford’s retirement, the size of the Board will be immediately reduced to eleven members. In addition, the Board plans to elect Pamela G. Bailey to serve as the next Chair of the Board.
If any nominee for any reason should become unavailable for election or if an additional vacancy should occur before the election (which is not expected), the shares of common stock, $0.001 par value per share (“common stock”), voted for such nominee and represented by the proxies will be voted for such other person, if any, as the Corporate Governance and Nominating Committee shall designate as a nominee. Information regarding the nominees standing for election as directors is set forth below:
Nominees for Director

Sheila Antrum

Ms. Antrum is Senior Vice President and Chief Operating Officer at UCSF Health, the health system and umbrella brand for the clinical enterprise of the University of California San Francisco. She has been with UCSF Health since 2007 and is responsible for ensuring that patient care service operations across the health system align with UCSF Health’s vision and strategic objectives. Ms. Antrum also oversees strategic implementation of finances, quality and safety across the adult inpatient UCSF Health enterprise. As Chief Operating Officer, nursing, clinical services, facilities, supply chain, major construction projects, pharmaceutical, women’s services and perioperative services report to her. Ms. Antrum also serves as President of Adult Services at UCSF Health and has served in that capacity since 2015. From 2007 to 2015 and again from 2019 to 2020, Ms. Antrum served as Chief Nursing and Patient Care Services Officer for UCSF Medical Center and UCSF Benioff Children’s Hospital San Francisco. She was Chief of Ambulatory Operations at University of California San Diego Medical Center from 2003 to 2007, and held various operations, administrative and clinical roles at hospitals in California, Connecticut, Maryland and Pennsylvania. Ms. Antrum is also a director of FIGS, Inc., and a member of its Audit Committee and its Nominating and Corporate Governance Committee.
Ms. Antrum's more than 40 years of experience delivering medical operations and oversight of clinical services across multiple facilities supports her service as a member of the Board.

Age: 63
Director Since: 2021
Integer Committee(s):
•Compensation and Organization
•Corporate Governance and Nominating

Pamela G. Bailey

Ms. Bailey served as President and Chief Executive Officer of The Grocery Manufacturers Association (“GMA”), a Washington, D.C. based trade association, from January 2009 until she retired in August 2018. From April 2005 until January 2009, she was President and Chief Executive Officer of the Personal Care Products Council. Ms. Bailey served as President and Chief Executive Officer of the Advanced Medical Technology Association (“AdvaMed”), the world’s largest association representing the medical technology industry, from June 1999 to April 2005. From 1970 to 1999, she served in the White House, the Department of Health and Human Services and other public and private organizations with responsibilities for health care public policy. Ms. Bailey formerly served as a director of American Stores, Inc., Albertsons, Inc., and MedCath Corporation. From 2010 to 2014, Ms. Bailey was appointed by President Obama to serve on the Advisory Committee for Trade Policy and Negotiations, the principal trade advisory committee for the Office of the U.S. Trade Representative.
Ms. Bailey’s 40 years of health care public policy experience in both public and private sectors, including service in the White House, the Department of Health and Human Services, and as President and Chief Executive Officer of AdvaMed, gives her a unique perspective on a variety of health care policy and regulatory issues. With over 25 years of chief executive officer experience at GMA, the Personal Care Products Council, AdvaMed, and other Washington-based health care trade associations, Ms. Bailey brings to the Board demonstrated management ability at senior levels. This experience, together with her experience gained as a director of American Stores, Albertsons and MedCath, supports her continued service as a member of the Board.

Age: 73
Director Since: 2002
Integer Committee(s):
•Compensation and Organization
•Corporate Governance and Nominating (Chair)

Cheryl C. Capps

Ms. Capps serves as Senior Vice President and Chief Supply Chain Officer of Corning Inc., a leading innovator in materials science. Ms. Capps has been with Corning Inc. since 2011 and is responsible for developing capabilities within the global supply management function and across the corporation, in order to transform supply chain into a competitive advantage. Prior to joining Corning in 2011, Ms. Capps was Senior Vice President, Global Manufacturing and Supply Chain, for ConvaTec, the medical device division of Bristol-Myers Squibb. She had responsibility for global manufacturing, supply chain (sourcing, planning, logistics, distribution, customer service operations), and engineering (packaging, facilities, plant). Ms. Capps joined Bristol-Myers Squibb in 1997 at Zimmer, Inc. as Vice President of Sourcing and Packaging Engineering before moving to the pharmaceutical division where she held numerous leadership roles in sourcing and supply chain.
Ms. Capps’ more than 35 years of diverse leadership experience in manufacturing, supply chain, research and development, quality, strategy, business management and ESG matters, supports her service as a member of the Board.

Age: 60
Director Since: 2021
Integer Committee(s):
•Corporate Governance and Nominating
•Technology Strategy

Joseph W. Dziedzic

Mr. Dziedzic has served as President and Chief Executive Officer of the Company since March 2017. Prior to being appointed as the President and Chief Executive Officer of the Company, Mr. Dziedzic served as Chair of the Audit Committee and a member of the Compensation and Organization Committee. From 2009 to 2016, Mr. Dziedzic was the Executive Vice President and Chief Financial Officer of The Brink’s Company, a global leader in security-related services for banks, retailers and a variety of other commercial and governmental customers. Prior to joining The Brink’s Company in 2009, he had a 20-year career with General Electric, including leadership roles in six different businesses, including General Electric Medical Systems.
Mr. Dziedzic has 30 years of experience in global operations and financial matters. The depth and breadth of Mr. Dziedzic’s global operating and financial experience and his role as the Company’s President and Chief Executive Officer support his continued service as a member of the Board.

Age: 53
Director Since: 2013

James F. Hinrichs

Mr. Hinrichs served as Chief Financial Officer of Cibus Ltd., a gene-editing company focused on applications in agriculture from May 2018 until July 2019. From April 2015 until its sale to Abbott Labs in October 2017, he served as Executive Vice President and Chief Financial Officer of Alere, Inc. From December 2010 through March 2015, Mr. Hinrichs served as Chief Financial Officer of CareFusion Corporation prior to its sale to Becton Dickinson. He previously served as CareFusion’s Senior Vice President, Global Customer Support, and as its Senior Vice President, Controller. Prior to joining CareFusion upon its spin-off from Cardinal Health, Inc., Mr. Hinrichs worked for five years at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following more than a decade of finance and marketing roles at Merck & Co. Mr. Hinrichs is a director of Orthofix Medical Inc. and serves as Chair of its Audit and Finance Committee and a member of its Nominating & Governance Committee. Mr. Hinrichs is also a director of Acutus Medical, Inc. and serves as Chair of its Audit Committee and as a member of its Compensation Committee. He also serves as a director of Outset Medical, Inc. and as the chair of its Audit Committee. In addition, Mr. Hinrichs serves as a director of Signifier Medical, a privately-held company.
Mr. Hinrichs has over 25 years of experience in financial and accounting matters at companies in the medical device and pharmaceutical industries. The depth and breadth of his financial experience support his continued service as a member of the Board.

Age: 54
Director Since: 2018
Integer Committee(s):
•Audit
•Compensation and Organization (Chair)

Jean Hobby

Ms. Hobby served as a global strategy partner at PricewaterhouseCoopers, LLP from 2013 until she retired in June 2015 following a 33-year career at that firm. Prior to 2013, Ms. Hobby served as PricewaterhouseCoopers’ Technology, Media and Telecom Sector Leader from 2008 to 2013, and as its Chief Financial Officer from 2005 to 2008. She joined PricewaterhouseCoopers in 1983 and became a partner in 1994. Ms. Hobby is also a director of Texas Instruments Incorporated and serves on its Audit Committee, and a director of Hewlett Packard Enterprise Company and serves on its Audit Committee. She is a former director of CA, Inc.
The depth and breadth of Ms. Hobby’s nearly 35 years of experience in global operations and financial and accounting matters support her continued service as a member of the Board.

Age: 61
Director Since: 2015
Integer Committee(s):
•Audit (Chair)
•Technology Strategy

Tyrone Jeffers

Mr. Jeffers serves as Vice President, Global Manufacturing and Supply Chain of SPX FLOW, Inc., a Charlotte, N.C. based company that innovates with customers to help feed and enhance the world by designing, delivering and servicing high value process solutions at the heart of growing and sustaining diverse communities. He has been with SPX Flow since April 2018 and is responsible for the company’s global manufacturing sites, leading an enterprise-wide team in improving operational effectiveness, increasing productivity, delivering on customer commitments and enhancing safety. From 2016 to 2018, Mr. Jeffers served as the Vice President of Infrastructure and Supply Chain Integration for the Baker Hughes and GE merger, responsible for driving cost efficiency and rationalization to deliver over $1 billion in cost synergies. From 1996 until 2016, Mr. Jeffers was with GE, beginning as a manufacturing training program member and spending more than 22 years running factories and supply chains within GE Industrial and GE Oil & Gas. His career includes two years of living in Shanghai, China. One of his career highlights was serving as a global operating leader for GE’s African American Forum. Mr. Jeffers serves as the Chairman of the Engineering Advisory Board at North Carolina Agricultural & Technical State University’s College of Engineering where he partners the university with industry to drive innovation and growth.
His more than 25 years of manufacturing and supply chain experience, together with his experience helping organizations navigate cultural change, supports his service as a member of the Board.

Age: 48
Director Since: 2021
Integer Committee(s):
•Audit
•Technology Strategy

M. Craig Maxwell

Mr. Maxwell was the Vice President and Chief Technology and Innovation Officer for Parker Hannifin Corporation, a Fortune 250 company located in Cleveland, Ohio that is one of the global leaders in motion and control technologies and systems, providing precision-engineered solutions for a variety of mobile, industrial, medical and aerospace markets. Mr. Maxwell was with Parker Hannifin from 1996 until his retirement in 2020, and his responsibilities included leading the company in new and emerging markets and implementing Parker Hannifin’s new product development process. Additionally, Mr. Maxwell was responsible for Parker Hannifin’s technology incubator designed to facilitate cross group opportunities that leveraged the company’s portfolio of products and technology to develop emerging opportunities.
As Vice President and Chief Technology and Innovation Officer for Parker Hannifin, Mr. Maxwell led that company’s innovation research that commercializes new technologies. Through this service, he gained management experience at senior levels as well as manufacturing experience. These attributes provide the Company valuable insight into developing new technologies to support future growth and support Mr. Maxwell’s continued service on the Board.

Age: 63
Director Since: 2015
Integer Committee(s):
•Audit
•Technology Strategy (Chair)

Filippo Passerini

Mr. Passerini served as Procter & Gamble’s Group President, Global Business Services and Chief Information Officer, positions he held from 2004 and 2005, respectively, until his retirement following a 33-year career in business and digital technology. He joined Procter & Gamble in 1981 and held executive positions in Italy, Turkey, United Kingdom, Greece, Latin America and the United States. In these roles, he led Procter & Gamble’s global operations and oversaw technology and business services operations in over 70 countries. Mr. Passerini also led the integration of Procter & Gamble’s IT and Business Services groups. Mr. Passerini is a director of United Rentals, Inc. and serves as a member of its Strategy Committee and its Audit Committee. Mr. Passerini is a former director of ABM Industries Incorporated.
Mr. Passerini brings to the Company over three decades of global experience in digital technology, general management and operations roles. He is globally recognized as a digital technology and shared services thought leader, known for creating new, progressive business models and driving innovation. Mr. Passerini’s extensive background and experience supports his continued service as a member of the Board.

Age: 64
Director Since: 2015
Integer Committee(s):
•Corporate Governance and Nominating
•Technology Strategy

Donald J. Spence

Donald J. Spence retired in August 2019 as President and Chief Executive Officer of Ebb Therapeutics, a company in the business of developing and marketing medical products for the treatment of insomnia, a position he held since March 2017. He had been Chairman and Chief Executive Officer of Lake Region Medical from 2010 until its acquisition by the Company in October of 2015. From 2005 to 2008, Mr. Spence served as President of the Sleep and Home Respiratory Group for Philips Respironics, and from 2008 to 2010 as Chief Executive Officer of Philips Home Healthcare Solutions. Prior to that, he spent eight years with GKN Sinter Metals, as Senior Vice President for Global Sales and Marketing from 1998 to 2001 and as President from 2001 to 2005. Prior to 1998, Mr. Spence served in a number of roles at BOC Group, plc over a 15-year career, including President, Ohmeda Medical Systems from 1997 to 1998. Mr. Spence is a director of Vapotherm, Inc. and serves as the chair of its Compensation Committee and as a member of its Audit Committee. Mr. Spence also serves as a director of Linguaflex, Inc., which is a privately-held medtech company.
Having served in the role of Chairman and Chief Executive Officer of Lake Region Medical and in senior management roles with other companies, Mr. Spence has significant management experience and business understanding of a medical technology and device company.  Mr. Spence’s background and expertise in the medical device industry support his continued service as a member of the Board.

Age: 68
Director Since: 2016
Integer Committee(s):
•Audit
•Compensation and Organization

William B. Summers, Jr.

Mr. Summers retired in June 2006 as Chairman of McDonald Investments Inc., a position he had held since 1998. He also held the additional positions of President from 1989 through 1998 and Chief Executive Officer from 1994 through 1998 of that investment company. Mr. Summers serves on the board of directors of RPM International, Inc. and is a member of its Compensation Committee. He also serves on the advisory boards of Molded Fiberglass Companies and Citymark Capital, is a Life Trustee and past board chair of The Rock and Roll Hall of Fame and Museum, on the board and past board chair of Baldwin-Wallace University, and a board member of the United States Army War College Foundation. Mr. Summers previously served as chair of the board of the National Association of Securities Dealers, as chair of the board of the NASDAQ Stock Market, and as a director of the NYSE. He is a former director of Developers Diversified Realty, Inc., McDonald Investments Inc., Cleveland Indians Baseball Company, and Penton Media Inc.
Through his positions with McDonald Investments, Mr. Summers gained leadership experience and extensive knowledge of complex financial and operational issues. In addition, through his service with the NASDAQ Stock Market and NYSE and on the boards of other public companies, Mr. Summers has gained valuable experience dealing with the capital markets, accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public corporations. This experience supports Mr. Summers’ continued service as a member of the Board.

Age: 71
Director Since: 2001
Integer Committee(s):
•Compensation and Organization
•Corporate Governance and Nominating
The table below shows some of the relevant qualification, experience and demographics of our director nominees identified by the Corporate Governance and Nominating Committee.

	Antrum	Bailey	Capps	Dziedzic	Hinrichs	Hobby	Jeffers	Maxwell	Passerini	Spence	Summers
Qualifications and Experience
Health Care Industry Knowledge	●	●	●	●	●			●	●	●
Executive Leadership	●	●	●	●	●	●	●	●	●	●	●
Finance and Accounting		●	●	●	●	●	●	●	●	●	●
Strategic Planning	●	●	●	●	●	●	●	●	●	●	●
Technology, Innovation and Product Development Leadership	●		●	●		●		●	●	●
International/Global Business		●	●	●	●	●	●	●	●	●	●
Public Company Governance		●		●	●	●		●	●	●	●
Manufacturing and Operations	●		●	●			●	●	●	●
Risk Management	●	●	●	●	●	●		●	●	●	●
Government/Regulatory Policy	●	●				●		●			●
Information Technologies					●			●	●
Human Capital Management	●	●		●	●		●	●	●	●	●
Health, Safety and Environment	●	●	●				●	●	●	●
Regulatory and Compliance		●	●	●				●	●

Additional Qualifications and Information
Audit Committee Financial Expert					●	●
# of Other Public Company Boards (Current│Past)	1│0	0│3	0│0	0│0	3│0	2│1	0│0	0│0	1│1	1│0	1│3

Board Diversity and Composition
In the process of identifying nominees to serve as members of the Board, the Corporate Governance and Nominating Committee strives to ensure that an appropriate balance of specialization, skills, gender and ethnic diversity and independence is reflected in the composition and structure of the Board. Since the beginning of 2016, we have refreshed the Board with the addition of five new independent directors. All of our directors are committed to the Company’s long-term success and creating value for stockholders. The information provided in the charts below is with respect to the director nominees to be elected at the Annual Meeting.

Independent Director Tenure (Average 7.5 years)	Director Age	Independence

Gender Diversity*	Racial Diversity*
* Diversity characteristics based on information self-identified by each director nominee to the Company.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

PROPOSAL 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm
Deloitte & Touche LLP (“Deloitte & Touche”) has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2022. Deloitte & Touche has served as the Company’s auditor since 1985. Although stockholder approval is not required, the Company has determined that it is desirable to request that the stockholders ratify the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2022. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment and make such a determination as it believes to be in the Company’s best interests. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s best interests. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.
The following table sets forth the aggregate fees billed by Deloitte & Touche for services provided to the Company during fiscal years 2021 and 2020:

	2021	2020
Audit Fees(1)	$2,120,000	$1,913,960
Audit-Related Fees(2)	41,000	38,796
Total Audit and Audit-Related Fees	2,161,000	1,952,756
Tax Fees(3)	12,270	15,500
Total Fees	$2,173,270	$1,968,256
(1)Audit fees include amounts billed by Deloitte & Touche for services rendered for the audit of the Company’s annual consolidated financial statements and for review of the Company’s quarterly condensed consolidated financial statements.
(2)Audit-related fees billed by Deloitte & Touche for the audit of the Integer Holdings Corporation 401(k) Retirement Plan (the “Company 401(k) Plan”).
(3)Represents fees billed by Deloitte & Touche for tax compliance, planning and consulting services.
Audit Committee Pre-Approval Policy on Audit and Non-Audit Services. As described in the Audit Committee charter, the Audit Committee must review and pre-approve both audit and non-audit services to be provided by the Company’s independent registered public accounting firm (other than with respect to de minimis exceptions permitted by SEC rules). This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. None of the services described above were performed by Deloitte & Touche under the de minimis exception rule.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022

PROPOSAL 3 – Advisory Vote on Compensation of the Named Executive Officers
As required pursuant to Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”), the Company seeks your advisory vote on a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. Our NEOs are the Chief Executive Officer, the Chief Financial Officer, and the next three highest paid executive officers. Although your vote is advisory and will not be binding on the Board or the Company, the Board reviews the voting results and takes these results into consideration when making future decisions regarding executive compensation. The next advisory vote on the compensation of our NEOs will be held at the 2023 Annual Meeting of Stockholders.
The Company’s executive compensation programs have played an important role in our ability to drive financial results and attract and retain a highly experienced, successful management team. We believe that our executive compensation programs are structured to support the Company’s business objectives. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity to ensure that our compensation programs are within the norm of a range of market practices. As discussed below under “Compensation Discussion and Analysis,” the Company’s compensation for its named executive officers includes the following elements:
•Long-term equity compensation with performance-based vesting. The most significant elements of the NEOs’ equity compensation opportunity for 2021 were performance-based awards under the LTI Program for which vesting depends on the Company’s total stockholder return relative to its peer group over a three-year period ending in fiscal year 2023.
•Total cash compensation tied to performance. A significant portion of the cash compensation opportunity for the NEOs is based on the Company’s performance. As such, the cash compensation for the NEOs has fluctuated from year to year, reflecting the Company’s financial results.
The text of the resolution in respect of Proposal 3 is as follows:
“Resolved, that the stockholders approve, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction. This Compensation Discussion and Analysis, or “CD&A” describes the compensation of our Chief Executive Officer (“CEO”) and other NEOs during 2021. Our NEOs for 2021 were:
•Joseph W. Dziedzic, President and Chief Executive Officer
•Jason K. Garland, Executive Vice President and Chief Financial Officer
•Joel Becker, President, Cardiac Rhythm Management & Neuromodulation
•Jennifer M. Bolt, Senior Vice President, Global Operations and ESG
•Payman Khales, President, Cardio & Vascular
With Integer’s continued focus on executing our strategy to accelerate growth in revenue and earnings, the members of our executive leadership team who were determined to be our NEOs remained unchanged from 2020.
2021 Performance. We delivered strong results during 2021 despite challenging headwinds from the continued global pandemic and a challenging labor and supply chain environment. Revenue increased 14% from 2020, and through careful planning of operations, continued focus on quality, safety, and inventory management we were able to deliver increased income from continuing operations of $93 million, an increase of 20% over 2020. While we did not meet our internal target achievement goal under the incentive plan measure of adjusted operating income (as described below), our performance and positioning for future growth were solid, including our closing on the acquisition of Oscor Inc. in December 2021.
Performance under the 2021 Short-Term Incentive and Long-Term Incentive Programs. Our 2021 Short- and Long-Term Incentive (“STI” and “LTI”, respectively) programs are market-competitive, performance-based incentive programs, designed to focus our NEOs on key measures of success that the executive team can impact over multiple time frames, and to align and balance decision making with the interests of stockholders for long-term and sustained growth. The target level for Integer Adjusted Operating Income (“Integer AOI”), the financial metric used under the 2021 STI program, was set at $200 million, which was 39.1% above the 2020 actual Integer AOI. Our 2021 Integer AOI was $186.9 million, which is 93.4% of the target performance goal and 30.2% above 2020 Integer AOI, resulting in an Integer AOI “payout factor” of 78.14%. Bonus payouts for our NEOs were based on Integer AOI, as well as functional and product performance categories. Final payouts to our NEOs ranged from 68% to 79% of target.
The 2021 LTI program for our NEOs was comprised of time-based RSUs and PSUs based on our relative total stockholder return (“rTSR”) as compared to our peer group. The PSUs granted under the 2020 and 2021 LTI programs have three-year performance periods, and, as a result, vesting of these awards remains subject to future performance. The PSU awards granted in 2019 were based on rTSR and revenue, and had performance periods that ended in 2021. Final rTSR for the 2019 PSUs was below threshold at the 21st percentile, resulting in no payout for the rTSR awards. While financial performance in 2019 was strong, the impact of COVID-19 on the Company’s revenue over the final two-thirds of the measurement period resulted in the three-year performance finishing below threshold on the revenue metric, and as a result, there was no payout for the 2019 revenue-based PSUs either. These PSU awards are further described below under the heading “Long-Term Incentive Programs.”
Impact of COVID-19 on Performance and Payouts under the 2021 Short- and Long-Term Incentive Plans. Prior to establishing goals under each of the Company’s 2021 incentive programs, the Compensation Committee reviewed each program’s goal setting methodology with a specific focus on the potential range of impact that lingering effects of COVID-19 may have during the 2021 program year. The Compensation Committee also balanced this pending hurdle with the Company’s compensation philosophy, which includes a focus on retaining and motivating talent, and discussed how incentive goals support each of those concepts.
As a result of this review, the Compensation Committee approved 2021 STI goals with wider-than-typical threshold and maximum achievement levels. This change made maximum payout more difficult to achieve while reducing the threshold achievement level for a minimum payout. The Compensation Committee plans to revisit this approach in future periods to determine the most appropriate threshold and maximum achievement levels for the STI plan.
The Company believes that COVID-19 continued to have a significant negative impact on 2021 financial results. Specifically, the Company was impacted by the lingering impact of the pandemic’s effect globally on cost of labor, cost of materials and supply chain issues. However, in support of the Company’s pay-for-performance philosophy, the Compensation Committee did not exercise any discretion to adjust results under either the Company’s STI or LTI programs.
In light of the difficulties of establishing a reasonable three-year revenue forecast goal, given the lingering effect of COVID-19, the Compensation Committee determined to grant 100% of the 2021 performance-based equity awards as rTSR PSUs.

Components of the 2021 Executive Compensation Program. The principal components of our executive compensation program for 2021 are summarized below.

Compensation Element	Objective	Vehicles	Key Metrics
Base Salary	To provide market competitive pay to attract and retain executives.	Fixed cash
Short-Term Incentive	To motivate and reward achievement of short-term financial and strategic objectives.	Variable cash	AOI, Quality, On-Time Delivery and Inventory Days on Hand; Functional Performance
Long-Term Incentive	To motivate and reward achievement of long-term performance consistent with stockholder interests and enhance retention of executives.	PSUs and RSUs	For PSUs - rTSR versus peers
Corporate Governance Best Practices. Below is a summary of best practices that the Compensation Committee has implemented with respect to the compensation of our NEOs. We believe these practices support our compensation philosophy and are in the best interests of the Company and our stockholders.

WHAT WE DO		WHAT WE DON’T DO
✓	Align NEOs to our pay-for-performance philosophy	✗	Provide automatic, annual increases in executive salaries
✓	Substantial portion of NEO pay is performance-based	✗	Provide tax gross-ups for change-in control benefits
✓	Use independent performance metrics in LTI	✗	Stock-option award repricing
✓	Consider equity usage and stockholder dilution	✗	Single-trigger equity acceleration on change in control
✓	Double-trigger severance agreements		where the acquiror agrees to assume the award
✓	Maintain a Clawback / Recoupment Policy	✗	Permit hedging and pledging of Company stock
✓	Stock ownership guidelines for executives and directors	✗	Reload exercised stock option grants
✓	Engage in stockholder outreach	✗	Maintain evergreen provisions in long-term incentive plans
✓	Annual assessment of compensation risks	✗	Excessive perquisites
✓	Hold an annual say-on-pay advisory vote	✗	Grant stock options with an exercise price less than fair
✓	Independent Compensation Committee consultant		value at grant
✓	Cap value of shares vesting under rTSR PSUs
✓	Annually review our compensation strategy
✓	CEO compensation approved by independent Board
members
Say-on-Pay. At our 2021 Annual Meeting of Stockholders, our stockholders had the opportunity to vote on an advisory basis on the compensation paid to our NEOs. The result of this advisory “say-on-pay” vote was overwhelmingly supportive, with 96.9% of votes cast (excluding abstentions and broker non-votes) voting in favor of our compensation program for our NEOs. Based on the voting results, we believe our overall executive compensation program is aligned with the interests of our stockholders. The Compensation Committee will consider the results of this year’s say‑on‑pay proposal, as well as feedback from our stockholders, when making future executive compensation decisions.

Compensation Philosophy
Our compensation philosophy is to provide a competitive compensation package that will attract, retain and motivate our executives to drive the Company’s success through high performance and innovation, to link our executives’ compensation to short- and long-term performance of the Company and to align our executives’ compensation with the interests of our stockholders. The compensation programs for our NEOs are designed to be consistent with our compensation philosophy.
We have designed our executive compensation programs to include:
•Base salary
•Annual performance-based incentives under our STI program
•Long-term equity incentives, including RSUs and PSUs
•Limited executive perquisites
•Health and welfare benefits
•Retirement savings plans
•Change-in-control agreements and severance benefits
Total target compensation opportunities are set within the competitive ranges provided by our peers (as discussed below under “Competitive Market Review”) and industry surveys for comparable positions. However, due to the performance-based nature of our program, our executives can realize more, or less, than these target amounts commensurate with the Company’s performance against pre-established short- and long-term goals. The Compensation Committee believes that this design allows the Company to attract and retain executives who have developed the appropriate skill set to execute our strategic plans as we work towards attaining both our short- and long-term strategic objectives, while properly incentivizing and aligning our executive officers to our stockholders. The executive compensation program for our NEOs allows the Compensation Committee to respond to the evolving business environment, address individual performance and consider internal and external pay equity.
Compensation Committee Practices and Procedures
The Compensation Committee has direct oversight responsibility for the Company’s compensation practices with appropriate approval and general oversight from the Board. This responsibility includes the determination of compensation levels and awards provided to the Company’s executive leadership team who report to the CEO, which includes all NEOs other than the CEO. The independent members of the Board maintain responsibility for determining the compensation levels and awards provided to the CEO after the Compensation Committee evaluates and reports to the Board on the CEO’s performance in light of his annual compensation-related goals and objectives. The Compensation Committee directly engages an independent compensation consulting firm to review the Company’s executive compensation programs and provide guidance on compensation matters and recommendations made by management. In 2021, Frederic W. Cook & Co., Inc. (“FW Cook”) advised the Compensation Committee on the Company’s executive compensation programs and representatives of FW Cook were present for all meetings held by the Compensation Committee, except during select instances when the Compensation Committee met in executive session.
In accordance with SEC and NYSE rules regarding the independence of compensation consultants, the Compensation Committee annually considers (i) the other services the independent compensation consulting firm provides to the Company, (ii) the amount of fees paid to the independent compensation consulting firm by the Company, (iii) the independent compensation consulting firm’s policies and procedures designed to prevent conflicts of interest, (iv) any business or personal relationship the independent compensation consulting firm may have with any member of the Compensation Committee, (v) any stock of the Company owned by the independent compensation consulting firm, and (vi) any business or personal relationships the independent compensation consulting firm has with any of the NEOs. Following the annual review, the Compensation Committee concluded for purposes of 2021 that FW Cook’s work for the Compensation Committee did not raise a conflict of interest.
In 2021, the Compensation Committee evaluated a comprehensive compensation comparison report and the analysis by FW Cook. For CEO compensation, the Compensation Committee reported its conclusions to the independent members of the Board, who then approved base salary, target bonus percentage and LTI awards for Mr. Dziedzic, our President and CEO, incorporating an evaluation of his performance. The performance reviews for Mr. Dziedzic used as part of the compensation determination were based on his individual performance as well as on the Company’s performance during the prior year. Similarly, in February 2022, the independent members of the Board reviewed and approved Mr. Dziedzic’s STI award payout for 2021. For the other NEOs, the Compensation Committee gave consideration to the input and recommendations from Mr. Dziedzic regarding performance, base salary adjustments and annual STI and LTI programs and award amounts for each NEO.

Competitive Market Review
The Compensation Committee compares Company performance and compensation programs against a peer group of companies.
Prior to setting compensation for 2021, the Compensation Committee reviewed the composition of our peer group and determined that no changes were necessary for 2021. Integer’s revenue at the time of the review, was near the median of the updated peer group. In selecting the peer group, the Compensation Committee applied the following screening criteria and rationale:
•Public company, ensures availability of market data
•Headquartered in the United States, ensures labor market overlap
•Medical equipment and supplies industry focus, considers impact of industry practices on compensation amount and design
•Revenue proximity, revenue is a proxy for business complexity and is correlated to compensation
•Market cap, as a secondary size characteristic and one of the constraints on the aggregate equity award value
The companies included in the peer group for the evaluation of 2021 executive compensation are as follows:

Avanos Medical, Inc.	Hill-Rom Holdings, Inc.	STERIS plc
Benchmark Electronics, Inc.	Integra LifeSciences Holdings Corporation	Teleflex Incorporated
Bruker Corporation	Masimo Corporation	Varex Imaging Corporation
Cantel Medical Corp.(1)	Merit Medical Systems, Inc.	West Pharmaceutical Services, Inc.
CONMED Corporation	NuVasive, Inc.	Wright Medical Group N.V.(1)
Haemonetics Corporation	Plexus Corp.

(1) Cantel Medical Corp. was acquired during 2021 and will be removed from the peer group for future compensation decisions.
Wright Medical, which was acquired in November 2020, was included in the peer group used to make decisions for 2021 pay but then removed for all future compensation decisions.

During 2021, the Compensation Committee reviewed the make-up of the peer group in light of recent corporate transactions among the collective group, and determined that ICU Medical, Natus Medical and Orthofix Medical would be added to the peer group based on size/financial profile and business fit, for compensation decisions impacting 2022.

Executive Compensation Pay Mix
The overall mix of base salary, STI awards and LTI awards as a percent of total target direct compensation for our CEO and the average for our other NEOs as a group are illustrated below. The value of the STI is based on target performance. The value of the LTI is based on the grant date fair value. All other compensation has been excluded in determining these percentages.
Our pay-for-performance philosophy is reflected in the pie charts below, which depict the composition of our CEO’s and other NEOs’ target total direct 2021 compensation, and the portions that are subject to Company performance. For our CEO, 86% of target direct compensation is subject to performance (71% for our other NEOs as a group), including financial goals and stock price:
CEO and Other NEOs’ Target Pay Mix(1)

(1) The amounts shown for All Other NEOs represent their average target pay mix.
Base Salary
We provide our NEOs with a fixed level of cash compensation in the form of base salary to provide market competitive pay to attract and retain executives. Base salary is consistent with each NEO’s skill level, experience, knowledge, length of service with our Company and the level of responsibility and complexity of their position. The Compensation Committee does not use a specific formula when setting base salary for our NEOs, but our general practice is to target the competitive market median of our peer group for base salary. In addition to the factors listed above, actual individual base salaries may differ from the competitive market median of our peer group as a result of various other factors including relative depth of experience, prior individual performance and expected future contributions, internal pay equity considerations within our Company and the degree of difficulty in replacing the individual.
The base salaries of our NEOs are reviewed by the Compensation Committee on an annual basis, as well as at the time of promotion or significant changes in responsibility.
Effective in March 2021, our NEOs received base pay increases ranging from 2.5% to 3.9%. The pay increases varied to align base salaries with competitive market median based on peer market data and the Compensation Committee’s assessment of individual performance.
The annualized base salary for 2021 and 2020 for each of our NEOs was as follows:

NEO	2021	2020	Increase
Joseph W. Dziedzic	$1,000,000	$975,000	2.6%
Jason K. Garland	509,000	490,000	3.9
Joel Becker	421,000	410,000	2.7
Jennifer M. Bolt	410,000	400,000	2.5
Payman Khales	421,000	410,000	2.7

Annual Performance-Based Incentives
The objective of our annual STI program is to provide a competitive level of performance-based annual compensation at the target achievement level, with the opportunity for incentive compensation above target if stretch performance is achieved. Achievement at the 100% target level is deemed to be a “realistic” but challenging goal, and any amount greater than the target is considered a “stretch” goal. Accordingly, performance achievement at target would result in 100% payout of the target STI bonus amount, whereas better performance would result in a higher than target payout, up to 200%, and lower performance would result in a lower than target payout, and no payout if performance fails to reach at least a threshold level. The Compensation Committee established the 2021 STI plan in recognition of the potential for lingering effects of the pandemic on the Company. The Compensation Committee established a wider-than-typical range of achievement to payout ratios and a flatter curve for payout, making the maximum payout more difficult to achieve while reducing the threshold achievement level and corresponding payout percentage. The Compensation Committee plans to revisit this approach in future periods to determine the most appropriate threshold and maximum achievement levels for the STI plan. The threshold and maximum payouts under the 2021 STI plan, as compared to the prior year can be summarized as follows:

Payout % of Target	2021 Performance % of Target	2020 Performance % of Target
25%	75% *	N/A
50%	85%	90% *
100%	100%	100%
200%	120%	113%
* No payout for performance below the threshold level of 75% performance. In 2020, the threshold performance level was 90% with a 50% payout.
The STI program focuses on key measures of success that the executive team is able to impact over an annual timeframe. The metrics provide a balanced view of executive performance on the following dimensions:
•Company-wide financial results (Integer AOI);
•Financial results of the product category for Product Category Presidents (“Product Category Performance”), with Product Category Performance composed of measures of product category operating profit (40% weight), quality (30% weight), inventory days-on-hand (15% weight) and on-time delivery measured in terms of delivery-to-promise and delivery-to-lead-time (10% and 5% weight, respectively); and
•Function performance rating (“Function Performance Rating”) for leaders of key functions, which focuses on the function’s performance in delivering against the leader’s objectives and contributions in advancing the Company’s strategy and delivering on strategic imperatives.
Product Category Presidents are assigned a weighting of 60% of target STI on Product Category Performance and 40% of target STI on Integer AOI, which the Compensation Committee believes reflects their respective abilities to influence both product category and Company results. Functional leaders are assigned a weighting of 40% of target STI on Function Performance Rating and 60% of target STI on Integer AOI, which the Compensation Committee believes reflects their responsibility to support the Company as a whole. Product Category and Functional Performance Ratings are further multiplied by the Integer AOI performance factor to determine the final bonus. The Compensation Committee believes that the most appropriate measure of annual performance for the CEO is illustrated by the achievement of the Company’s key annual financial measure, given that the LTI incentive program design aligns separately to long-term value creation, and that achievement in other categories that are measured will ultimately drive achievement in Integer AOI.
The global pandemic and related ongoing economic recovery continued to impact the Company’s business and results under short-term goals during 2021. Challenges faced by leadership included increased costs in labor, uncertainty among our material suppliers’ delivery availability and increases in cost of materials. In consideration of the Company’s actual results at the time of certification of 2021 STI program payouts, the Compensation Committee determined that the adjusted approach for 2021 goal setting adequately established an appropriate framework for payout under the 2021 STI program and that Company leadership appropriately managed through 2021 headwinds. The Compensation Committee ultimately determined that it would not make any discretionary adjustments to the STI program. Payout under Integer AOI was $186.9 million, resulting in a payout factor of 78.14%.

The chart below illustrates the weighting and achievement for each of the STI program components, by NEO:

	Company Performance (Integer AOI)		Function Performance Rating		Product Category Performance(1)(2)			Total Payout
NEO	Weighting	% of Target Earned	Weighting	% of Target Earned(3)	Weighting		% of Target Earned(3)	% of Target Earned
Joseph W. Dziedzic	100%	78.14%						78.14%
Jason K. Garland	60%	78.14%	40%	78.14%				78.14%
Joel Becker	40%	78.14%			60%		62.28%	68.63%
Jennifer M. Bolt	40%	78.14%			60%	(4)	70.75%	73.71%
Payman Khales	40%	78.14%			60%		66.23%	70.99%
(1)Product Category Performance incorporates measures of product category operating profit (40% weight), quality (30% weight), inventory days-on-hand (15% weight) and on-time delivery measured in terms of delivery-to-promise and delivery-to-lead-time (10% and 5% weight, respectively). Targets for product category performance measures are not disclosed due to potential competitive harm, but the Compensation Committee believes that achievement of the target goals was challenging and required substantial performance.
(2)Definition and goal setting description of each of the metrics comprising Product Category Performance is provided on page 23 of this proxy statement.
(3)After multiplier of 78.14% for Integer AOI applied.
(4)Ms. Bolt’s Product Category Performance was based on performance of all product categories.
Integer AOI (as defined below) is the key STI metric:
•Integer must achieve the threshold Integer AOI metric for any STI payments to be made; and
•Integer AOI is used as a payout multiplier for all other metrics.
The Compensation Committee believes that the design of the funding and performance metrics are aligned with the Company’s strategic objective of growing revenue and profitability and is therefore directly aligned with the interests of stockholders.
The goals and results of the Integer AOI component under the 2021 STI program were as follows:

	Integer AOI (in millions)	2021 Performance versus Target	Payout Percentage
Performance Level	$ 150	75% (Threshold)	25%
	$ 170	85%	50%
	$ 200	100% (Target)	100%
	$ 240	120% (Maximum)	200%

Results	$ 186.9	93.4%	78.14%
Integer AOI for purposes of the 2021 STI performance metric consists of consolidated operating income prepared in accordance with generally accepted accounting principles (“GAAP”), for the fiscal year ended December 31, 2021, adjusted for the following: to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain legal expenses, and (vii) unusual or infrequently occurring items. The calculation of 2021 Integer AOI also excludes the results of Oscor post-acquisition in order to level set the results for purposes of the 2021 STI performance calculation. The Compensation Committee approved the categories for adjustments at the beginning of the performance period and reviews and approves the actual performance as approved by our Audit Compensation Committee and published in our quarterly earnings press releases.

Product category performance metrics and associated goal setting are described below:

Metric	Weighting(1)	Metric Definition	Goal Setting Description
Product Category Operating Profit	40%	Operating profit at the product category level is defined as revenue less operating expenses (i.e. direct material, labor, overhead, etc.).	Target performance is determined as part of the annual budgeting process, with threshold and maximum levels of performance set at 25% below and 20% above the target level, respectively.
Quality	30%
Our quality metric is based on product lot customer acceptance rates and the aging of corrective and preventative actions (CAPAs). CAPA is a core ISO13485 quality system element and also mandated by the regulations of the U.S. Food and Drug Administration, European Union and many other geographies, for the design and manufacture of medical devices.

Product lot customer acceptance rates at target are based on targeted improvement over the baseline of the prior year. Threshold level of performance is generally based on attaining 50% of target improvement and maximum level of performance is defined as approaching 100% customer acceptance. Payout is voided regardless of quality performance if any CAPAs are aged above the maximum acceptable number of days at year-end.

Inventory Days-On-Hand	15%	The average value of all materials in inventory divided by the average value of materials used in a single day.	Lean manufacturing tools (Plan for every part) allow Integer to compute the right amount of inventory per item and provide an entitlement based on the recommended minimum and maximum targets. A combination of lean manufacturing tools, continuous improvement plans, and ERP projections are used to calculate targets by site, product category, and company. Threshold is 50% of targeted improvement, and the maximum level of performance is achieving optimal inventory.
On-Time Delivery-to-Promise	10%	On-time delivery is measured as the percentage of orders shipped on time.
Targeted level of performance is based on an established percentage improvement over the prior year, threshold performance is based on attaining 50% of targeted improvement, and maximum level of performance is defined as approaching 100% on-time shipment.

On-Time Delivery-to-Quoted Lead Time	5%	On-Time to Quoted Lead Time is calculated by looking at our performance to On-time to customer request minus all orders that have “unreasonable” requested lead time.
Targeted level of performance is based on established percentage improvement over the prior year, threshold performance is based on attaining 50% of targeted improvement, and maximum level of performance is defined as approaching 100% on-time shipment.

(1) Percent of Product Category Performance measure.
Leaders of key functions are assigned Function Performance Ratings. For Mr. Garland, the finance function rating of 100% reflects the following performance against his objectives in direct support of the execution of our operational strategic imperatives:
•Continued improvement in business decision support through analysis and insight into operations.
•Debt refinancing yielding lower interest expense and favorable terms.
•Continued strong accounting and controllership demonstrated by both internal and external audit results.
•Continued strengthening of the Finance leadership and improved associate engagement scores.
•IT engagement and support of strategy and improved cybersecurity.
The payout calculations are therefore as follows:

NEO	Payout Calculation Summary
Joseph W. Dziedzic	100% x Integer AOI Achievement
Jason K. Garland	(60% x Integer AOI Achievement) + (40% x Function Performance Rating x Integer AOI % Achievement)
Joel Becker, Jennifer M. Bolt, Payman Khales	(40% x Integer AOI Achievement) + (60% x Product Category Performance x Integer AOI % Achievement)

The individual target STI program bonuses for our NEOs were determined by the Compensation Committee to provide targeted total compensation at the median of our competitive market. The target and actual payouts for our NEOs for 2021 were as follows:

NEO	Salary Earned ($)	Bonus Target as % of Salary Earned (%)	Target STI ($)	% of Target Earned (%)	STI Earned ($)
Joseph W. Dziedzic	994,712	110	1,094,183	78.14%	854,994
Jason K. Garland	504,981	65	328,238	78.14%	256,485
Joel Becker	418,673	65	272,137	68.63%	186,768
Jennifer M. Bolt	407,885	60	244,731	73.71%	180,391
Payman Khales	418,673	65	272,137	70.99%	193,190
Long-Term Incentive Plan
Our LTI plan is the largest component of our executive officers’ target total direct compensation. Our LTI plans and awards are designed and administered by the Compensation Committee in collaboration with management and subject to general oversight by the Board. LTI awards are a key component of our program and are designed to align management’s performance incentives with the interests of our stockholders by linking executive pay to stockholder value creation.
The table below presents a summary of our 2021 LTI program:

	RSUs	rTSR PSUs
Percent of Total LTI Value	33.3%	66.7%
Vest or Performance Period	3-year ratable vesting	3-year performance period with cliff vesting
Performance Metric	N/A	Relative TSR versus peer group
Performance Goal	N/A	55th Percentile
Potential Payout as a % of Target	N/A	Threshold 50% Maximum 200%
LTI awards made to our NEOs in 2021 were comprised of RSUs (one-third of total grant value) and rTSR PSUs (two-thirds of total grant value). The Compensation Committee approved (and in the case of the CEO, the independent members of the Board of Directors approved) LTI award values for each of the NEOs at its January 2021 meeting. The determination to award rTSR PSUs was made following discussion on the topic of determining an appropriate three-year organic sales growth revenue goal considering the ongoing COVID-19 pandemic and its related impact on Company revenue. The Compensation Committee concluded that establishing a three-year revenue target may result in either over- or under-payment to each of the participating executives, as the ongoing recovery from the global pandemic unfolds. The Compensation Committee will continue to assess appropriate metrics for our LTI program on an annual basis.
The rTSR PSUs are eligible to be earned and subsequently vest based on the Company’s rTSR rank versus our peer group over a three-year period as follows:

3-Year TSR Rank Versus Peer Group	Achievement Level	Vesting Amount as a % of Target
75th Percentile	Maximum	200%
55th Percentile	Target	100%
25th Percentile	Threshold	50%
For purposes of calculating TSR under the 2021 PSUs, the stock price averaging period used is the 20-trading day period overlapping the grant date, with the grant date representing the 10th trading day in that window. In calculating actual achievement under rTSR PSUs, dividends are deemed to have been reinvested on the ex-dividend date, and peer group companies whose stock permanently ceased to trade during the performance period are disregarded.

Annual LTI award values are intended to be consistent with those provided by our peer companies for comparable executive positions. Grant values are reviewed on an individual basis and can be adjusted based on individual performance and expected future contributions. During 2021, the Compensation Committee (or in the case of the CEO, the independent members of the Board of Directors) approved LTI awards for our NEOs for the three-year period beginning in 2021 as noted in the table that follows, after considering total target award values and the CEO’s feedback on the executive leadership team:

NEO	Time-Based RSUs Grant Value ($)	rTSR PSUs Grant Value ($)	Total 2021 LTI Grant Value ($)
Joseph W. Dziedzic	1,665,000	3,335,000	5,000,000
Jason K. Garland	362,980	727,020	1,090,000
Joel Becker	196,470	393,530	590,000
Jennifer M. Bolt	238,095	476,905	715,000
Payman Khales	246,420	493,580	740,000
Vesting of 2019 PSUs
Our 2019 PSU awards reached the end of their performance period on December 31, 2021. The Company did not meet the threshold goals under those awards, and as a result, the NEOs who were participants in the program did not receive any payouts related to their 2019 PSUs.
Consistent with our pay-for-performance philosophy, the Compensation Committee considered the impact of COVID-19 on the Company’s results and determined not to make any adjustments to the goals or payouts related to the 2019 PSUs. The 2019 rTSR PSUs achieved a payout factor reflecting the 21st percentile of the peer group, and the 2019 financial PSUs that would have vested on the achievement of revenue received a zero percent achievement factor due to 2020 sales declines from the COVID-19 pandemic during the performance period.
Additional Equity-Based Compensation
In addition to the annual LTI program, our executive officers may receive additional equity-based compensation at the date of hire, upon promotion, for special recognition or upon a significant change in responsibility. Such awards are typically used as a recruiting and retention tool. In 2021, no such awards were approved for our NEOs.

OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Compensation Recoupment Policy
The Company has adopted an incentive compensation recoupment, or “clawback,” policy intended to be consistent with the requirements of the Dodd-Frank Act. This policy provides that, in the event we are required to restate our financial statements as a result of “material noncompliance” with financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including equity awards) that is (i) based on erroneous data, (ii) received during the three-year period preceding the date on which the Company becomes required to prepare an accounting restatement, and (iii) in excess of what would have been paid if calculated under the restatement.
Stock Ownership Guidelines
In order to align the interests of our executive officers with the interests of our stockholders and to promote our commitment to sound corporate governance, we maintain stock ownership guidelines under which our executive officers are required to hold a meaningful dollar value of common stock of the Company for the duration of their employment. For purposes of measuring compliance with these guidelines, shares of common stock owned directly or indirectly by the executive officer or his or her immediate family members, as well as 75% of unvested time-based restricted stock and restricted stock units issued under our LTI programs are considered shares “owned.” Shares underlying unexercised stock options and unvested performance-based awards do not count toward satisfying the guidelines. The Compensation Committee reviews stock ownership levels of our executive officers on an annual basis with the expectation of seeing meaningful progress toward the achievement of the ownership guideline.
The following table provides the guideline ownership multiple for our current NEOs. As of March 24, 2022, our NEOs either met or were progressing towards meeting the ownership guideline.

NEO	Multiple of Base Salary
Joseph W. Dziedzic	5x
Jason K. Garland	2.5x
Joel Becker	2.5x
Jennifer M. Bolt	2.5x
Payman Khales	2.5x
Pledging and Hedging Policy
Our policy is to prohibit directors, executive officers and other associates from engaging in pledging, short sales or other short-position transactions in Company securities. Under the terms of our insider trading policy, we also prohibit directors, executive officers and other associates from engaging in any hedging or monetization transactions with respect to Company securities, such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through establishing a short position in Company securities. We prohibit these types of hedging and monetization transactions as they allow a person to continue to own Company securities, but without the full risks and rewards of ownership.
Perquisites
In addition to the elements of compensation discussed above, we also provide senior level executives (including the NEOs) with limited other perquisites as follows:
•Executive life insurance
•Executive long-term disability insurance
•Executive physicals
•Executive relocation(1)
(1) No NEO received executive relocation benefits in 2021.
We provide these benefits to remain competitive with the market and believe that these benefits help us to attract and retain high caliber executives. These benefits also reduce the amount of time and attention that our executive officers must spend on personal matters and allow them to dedicate more time to the Company. For NEOs who we ask to relocate to commence work with us, we provide benefits under our relocation program to help offset the additional costs of the relocation, including the shipment of household goods, travel, temporary housing, and other allowances, other relocation expenses, and certain tax gross-up payments. We believe that these benefits are reasonable in nature, are not excessive and are in the best interest of the Company and its stockholders.
We discontinued our executive financial planning benefit on December 31, 2020. In ending the program, executives were given until January 31, 2021 to submit expenses for services incurred in 2020. Mr. Becker received reimbursement in 2021 for services incurred in 2020, which are reflected in the Summary Compensation Table.

Other Benefits. Our executive officers also participate in other Company benefit plans on the same terms as other associates of the Company. Some of these benefits include medical, dental and vision insurance, and paid time off.
Retirement Benefits
All of our U.S. based associates, including our NEOs, are eligible to participate in a defined contribution Company 401(k) Plan. The Company 401(k) Plan provides for the deferral of associate compensation up to the maximum IRC limit and a Company match. In 2021, this match for the Company 401(k) Plan was $0.50 per dollar, up to 6% of the associate’s eligible compensation, which includes base salary and cash bonuses, for each participant in the Company 401(k) Plan.
Effective January 1, 2021, the Company began offering the Integer Holdings Corporation Retirement Savings Restoration Plan (the “Restoration Plan”), which is intended to restore retirement benefits on substantially the same formula as the Company 401(k) Plan that were disallowed due to statutory limits. The Restoration Plan is an unfunded deferred compensation plan that is designed to allow for deferrals that are in addition to those available to eligible officers under the Company’s 401(k) plan. Participation in the Restoration Plan is limited to executives employed in the United States at a level of vice president and above who are selected for participation in the Restoration Plan by the Compensation Committee.
Change in Control Agreements and Severance Benefits
We maintain change in control agreements for a very limited number of key executives, including our NEOs, other than Mr. Dziedzic (whose change in control severance benefits are contained in his employment agreement described below), in an effort to retain our leadership in the event of a change in control and also to provide these executives with appropriate financial security in case of a loss of employment. These agreements only provide benefits to participants if there is both a change in control of the Company and a qualifying termination of employment. We believe that it is in the best interest of our Company and stockholders to have the dedication of our executive officers, without the distraction of personal uncertainties that can result following a change in control. We believe these agreements allow for a smooth transition in the event of a change in control without providing “windfall” benefits. We also believe that these benefits are competitive with those of comparable companies, including our peer group.
For more information on severance benefits, as well as those provided under our change in control agreements, see the “Potential Payments Upon Termination of Employment or Change in Control” section of this proxy statement.
Employment Agreements
In general, we do not offer employment agreements to our associates other than offer letters that specify the level of compensation and provide for severance benefits in the event of termination of employment under specified circumstances. None of our NEOs, other than Mr. Dziedzic, our President and CEO, have an employment agreement other than their offer letter.
The Company entered into an employment agreement with Mr. Dziedzic on July 16, 2017. The employment agreement has an initial term that expired on July 16, 2020, subject to automatic one-year renewal periods. Accordingly, Mr. Dziedzic’s employment agreement renewed automatically for an additional one-year period on July 16, 2021. In addition to the perquisites discussed in this section, Mr. Dziedzic’s employment agreement includes the following terms:
•A base salary, subject to annual review.
•Eligibility to participate in the Company’s cash and equity-based incentive award programs available to the Company’s executive officers.
•In the event of death or permanent disability: a lump sum payment equal to his annual base salary and the amount of the Company’s contribution toward his health and medical benefits for a 12-month period; and the immediate vesting of all time-based equity awards and the continuation of all performance awards, subject to achievement of the performance metrics.
•In the event of termination without cause or with good reason, other than in connection with a change in control ("CIC"): a lump sum payment equal to 2x base salary; and the immediate vesting of all time-based equity awards and the continuation of a prorated number of performance awards, subject to achievement of the performance metrics.
•In the event of termination without cause or with good reason in connection with a CIC:
i.A lump sum payment equal to 200% of the sum of (A) his annual base salary, plus (B) the greater of (x) the current year annual cash incentive award at target level, or (y) the average cash bonus for the three fiscal years preceding the fiscal year in which the CIC occurs;
ii.If, in the calendar year immediately preceding the date of termination, Mr. Dziedzic relocates his primary residence at the request of the Company, then the Company shall reimburse Mr. Dziedzic for any relocation expenses actually incurred in the 12 months immediately following the date of termination, to the extent such expenses do not exceed the initial relocation costs;
iii.A lump sum payment equal to two times the Company’s total contributions to the Company's retirement plans or any other similar plans in effect at the time, for the year preceding the termination;

iv.A lump sum payment equal to the product of (A) 110% of the monthly premium for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for Mr. Dziedzic, his spouse and his eligible dependents who were covered under the Company’s medical and prescription drug plans immediately prior to date of termination, times (B) 24;
v.Up to $25,000 for outplacement services;
vi.All outstanding equity awards vest and become exercisable, except as otherwise provided under each applicable award agreement;
vii.A lump sum payment equal to the total value of the prior year’s long-term incentive plan award if the long-term incentive plan award for the year that includes the date of termination has not yet been awarded; and
viii.A lump sum bonus payment, prorated based on length of service for the year of termination, and based on the prior year’s actual bonus payout.
•A post-employment non-compete covenant for 24 months from the date of last payment under the employment agreement.
See “Potential Payments Upon Termination of Employment or Change in Control” in this proxy statement for further information.
Tax and Accounting Implications
IRC §162(m) of the Internal Revenue Code generally imposes a $1 million cap on the deductibility of compensation paid to certain executive officers of a publicly held corporation during a year. As part of its role, the Compensation Committee reviews and considers the limitations on the deductibility of executive compensation under § 162(m). The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent needed for our success and that a significant portion of our NEOs’ compensation should continue to be tied to our performance, even if the compensation is not necessarily tax deductible.
Compensation Risk Analysis
The preceding CD&A generally describes our compensation policies, plans and practices that are applicable for NEOs and senior executives of the Company. However, for the vast majority of our employee compensation plans and programs, the Company uses a combination of fixed and variable and short- and long-term compensation programs with a significant focus on corporate and business financial performance as generally described in this proxy statement. The Company does not believe that risks arising from its employee compensation policies, plans or practices are reasonably likely to have a material adverse effect on the Company.
Compensation and Organization Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis, or CD&A, with management and based upon this review and discussion, recommended to the Board that the CD&A be included in this proxy statement for filing with the SEC.
Respectively submitted,
James F. Hinrichs (Chair)
Sheila Antrum
Pamela G. Bailey
Donald J. Spence
William B. Summers, Jr.
Members of the Compensation and Organization Committee

EXECUTIVE COMPENSATION
2021 Summary Compensation Table
The following table summarizes the total compensation paid or earned by each of the NEOs for fiscal years 2021, 2020 and 2019:

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph W. Dziedzic	2021	994,712	-	4,999,987	854,994	72,382	6,922,075
President and Chief Executive Officer	2020	1,000,250	-	3,999,827	880,220	43,487	5,923,784
	2019	913,375	-	3,518,822	1,241,824	70,868	5,744,889
Jason K. Garland	2021	504,981	-	1,089,930	256,485	30,819	1,882,215
Executive Vice President and Chief Financial Officer	2020	498,846	-	925,889	259,400	18,512	1,702,647
	2019	445,000	-	799,869	357,513	277,552	1,879,934
Joel Becker(1)	2021	418,673	-	589,963	186,768	31,768	1,227,172
President, Cardiac Rhythm Management & Neuromodulation	2020	423,269	-	493,870	155,475	11,707	1,084,321

Jennifer M. Bolt	2021	407,885	-	714,916	180,391	27,563	1,330,755
Senior Vice President, Global Operations and ESG	2020	402,885	-	399,927	186,036	26,911	1,015,759
	2019	337,500	50,050	374,729	274,590	28,586	1,065,455
Payman Khales	2021	418,673	-	739,986	193,190	33,298	1,385,147
President, Cardio & Vascular	2020	410,769	-	493,870	204,563	26,057	1,135,259
	2019	340,625	-	449,968	273,658	27,312	1,091,563
(1)Mr. Becker joined the Company as President, Cardiac Rhythm Management & Neuromodulation in April 2019. Mr. Becker was not a NEO for 2019, and therefore, his compensation is not reported for 2019.
(2)Amounts shown for 2021 represent prorated salaries paid during 2021 considering the March 22, 2021 effective date of increases for all NEOs, as described in the CD&A under “Base Salary.” During 2020, due to the anomalies of the calendar, Integer had 27 bi-weekly pay periods.
(3)The amounts in this column reflect the aggregate grant date fair value of RSUs and PSUs granted in the applicable year, computed in accordance with applicable accounting standards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and for PSUs, the amounts represent the value based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718. Because the performance units awarded are subject to performance conditions, the grant date fair value of the 2021 PSUs was based on a quantitative simulation for the rTSR performance metric, resulting in an aggregate fair value estimate of $85.16 per unit. Assuming we meet or exceed maximum performance levels for the rTSR performance metric, in which case the PSUs will convert into a number of shares of common stock equal to twice the number of PSUs granted, Messrs. Dziedzic, Garland, Becker, Ms. Bolt and Mr. Khales would receive shares of common stock worth $6,191,512, $1,349,700, $730,580, $885,360 and $916,348, respectively, based on the January 22, 2021 grant date closing price of our common stock of $79.05. The valuation of RSUs and PSUs are based on the assumptions and methodology set forth in notes 1 and 10 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 22, 2022.
(4)Amounts reported in this column for 2021 reflect the amount earned under the 2021 STI program, which were paid in March 2022.
(5)Amounts reported in this column for 2021 are itemized in the table below captioned “All Other Compensation.”

All Other Compensation
The following table sets forth details of “All Other Compensation,” as presented in the Summary Compensation Table for 2021.

Name	401(k) Matching Contribution ($)	Restoration Plan Contributions ($)	Term Life Insurance Premiums ($)	Long-Term Disability Insurance Premiums ($)	Perquisites ($)(1)	Tax Reimbursements ($)(2)	Total ($)
Joseph W. Dziedzic	8,700	25,341	8,035	25,406	4,900	—	72,382
Jason K. Garland	8,700	12,888	1,596	2,828	4,807	—	30,819
Joel Becker	8,700	8,524	2,380	7,556	2,500	2,108	31,768
Jennifer M. Bolt	8,700	9,118	2,260	6,485	1,000	—	27,563
Payman Khales	8,700	9,997	2,106	6,894	5,601	—	33,298
(1)These amounts include perquisites consisting of executive physicals, health savings account contribution and financial planning expenses, each valued at less than $10,000 per NEO in aggregate. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred. Effective December 31, 2020, the Company no longer offers financial planning expense reimbursement. For 2021, NEOs were given until January 2021 to submit expenses for financial planning for their final reimbursement amount.
(2)Effective December 31, 2020, the Company no longer provides tax gross ups for term life insurance and long-term disability insurance premiums. However, the final gross up payment to Mr. Becker made in 2020 was revised to correct an administrative oversight and an additional payment made in March 2021.
2021 Grants of Plan-Based Awards
The following table summarizes the grants of plan-based awards to each of the NEOs during 2021.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant-Date Fair Value of Stock Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph W. Dziedzic		273,545	1,094,183	2,188,366	-	-	-	-	-
	01/22/21(3)	-	-	-	-	-	-	21,062	1,664,951
	01/22/21(4)	-	-	-	19,581	39,162	78,324	-	3,335,036
Jason K. Garland		82,059	328,238	656,476	-	-	-	-	-
	01/22/21(3)	-	-	-	-	-	-	4,591	362,919
	01/22/21(4)				4,268	8,537	17,074	-	727,011
Joel Becker		68,034	272,137	544,274	-	-	-	-	-
	01/22/21(3)	-	-	-	-	-	-	2,485	196,439
	01/22/21(4)	-	-	-	2,310	4,621	9,242	-	393,524
Jennifer M. Bolt		61,182	244,731	489,462	-	-	-	-	-
	01/22/21(3)	-	-	-	-	-	-	3,011	238,020
	01/22/21(4)	-	-	-	2,800	5,600	11,200	-	476,896
Payman Khales		68,034	272,137	544,274	-	-	-	-	-
	01/22/21(3)	-	-	-	-	-	-	3,117	246,399
	01/22/21(4)	-	-	-	2,898	5,796	11,592	-	493,587
(1)Amounts represent potential cash awards under our 2021 STI program. Awards range from 25% to 200% of the target amount depending on the actual performance metric achieved. According to the program design, no amount is awarded if performance does not meet threshold goal – see “Annual Performance-Based Incentives” section of the CD&A for discussion of the 2021 STI program, and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the actual amounts awarded for 2021 performance.
(2)The valuation of RSUs is based on the assumptions and methodology set forth in notes 1 and 10 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 22, 2022.

(3)Time-based RSUs granted under the 2021 LTI program. For more information regarding these awards, please see the “Long-Term Incentive Plan” section of the CD&A.
(4)rTSR PSU awards granted under the 2021 LTI program. The PSUs vest if the Company achieves certain three-year performance targets. For more information regarding these awards, please see the “Long-Term Incentive Plan” section of the CD&A.
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth the outstanding equity awards for each of the NEOs as of December 31, 2021.

	Option Awards			Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Joseph W. Dziedzic	14,530	25.25	02/28/23	5,206	(3)	445,582	39,162	(7)	3,351,876
	1,722	40.86	01/03/24	21,062	(4)	1,802,697	28,024	(8)	2,398,574
	2,877	45.39	01/04/25
	2,883	48.43	01/04/26
	888	29.55	01/03/27
	67,613	43.70	07/17/27
Jason K. Garland				1,205	(3)	103,136	8,537	(7)	730,682
				4,591	(4)	392,944	6,487	(8)	555,222
Joel Becker				507	(5)	43,394	4,621	(7)	395,511
				643	(3)	55,034	3,460	(8)	296,141
				2,485	(4)	212,691
Jennifer M. Bolt	1,896	48.43	01/04/26	217	(6)	18,573	5,600	(7)	479,304
				521	(3)	44,592	2,802	(8)	239,823
				3,011	(4)	257,711
Payman Khales				643	(3)	55,034	5,796	(7)	496,080
				3,117	(4)	266,784	3,460	(8)	296,141
(1)The table does not include PSUs granted on February 28, 2019 (April 22, 2019 for Mr. Becker) under the 2019 LTI program with a performance period from 2019 - 2021. These awards were outstanding at December 31, 2021 but paid out at zero as determined by the Compensation Committee in 2022. For more information regarding these awards, please see the “Vesting of 2019 PSUs” section of the CD&A.
(2)Based on a stock price of $85.59, which was the closing price of our common stock on NYSE on December 31, 2021.
(3)Time-based RSUs vesting on December 31, 2022.
(4)Time-based RSUs vesting in equal installments on January 22, 2022, January 22, 2023, and January 22, 2024.
(5)Time-based RSUs vesting on April 22, 2022.
(6)Time-based RSUs vesting on April 1, 2022.
(7)rTSR PSUs issued on January 22, 2021 under the 2021 LTI program, shown at target achievement. Actual awards earned ranging from 0% to 200% of target will be determined based upon the Company achieving certain three-year performance targets. The number of shares earned will vest on the date in the first quarter of 2024 that achievement of the performance metrics are certified by the Compensation Committee. For more information regarding these awards, please see the “Long-Term Incentive Plan” section of the CD&A.
(8)Financial and rTSR PSUs issued on January 31, 2020 under the 2020 LTI program, shown at target achievement. The performance target for the Financial PSUs under the 2020 LTI program is Organic Sales Growth, which is calculated as sales growth prepared in accordance with generally accepted accounting principles in the United States of America adjusted for the impact of foreign currency and the contribution of acquisitions. Actual awards earned ranging from 0% to 200% of target will be determined based upon the Company achieving certain three-year performance targets. The number of shares earned will vest on the date in the first quarter of 2023 that achievement of the performance metrics are certified by the Compensation Committee.

Stock Vested in 2021
The following table shows information regarding the vesting during 2021 of RSUs previously granted to the NEOs. No options were exercised by any NEO during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Joseph W. Dziedzic	46,868	3,788,123
Jason K. Garland	5,650	495,544
Joel Becker	1,150	102,094
Jennifer M. Bolt	3,901	318,701
Payman Khales	4,434	360,524
(1)Based on the closing price of our common stock on NYSE on the date the stock award vested.
Equity Compensation Plan Information
The following table provides information regarding the Company’s equity compensation plans as of December 31, 2021.

Plan Category (As of December 31, 2021)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	( a )(1)	( b )	( c )
Equity compensation plans approved by security holders	694,640	$38.03	1,636,980
Equity compensation plans not approved by security holders	-	-	-
Total	694,640	$38.03	1,636,980
(1)Consists of shares of common stock underlying stock options issued under the 2009 Stock Incentive Plan, the 2011 Stock Incentive Plan, the 2016 Stock Incentive Plan, and the 2021 Omnibus Incentive Plan. Also includes 447,000 shares of common stock underlying RSUs that were granted under the 2009 Stock Incentive Plan, the 2011 Stock Incentive Plan, the 2016 Stock Incentive Plan, and the 2021 Omnibus Incentive Plan, which are not included in the exercise price reported in column b. The 2005 Stock Incentive Plan, 2009 Stock Incentive Plan and the 2011 Stock Incentive Plan have expired and no further awards can be granted under these plans; however, securities may be still be issued under these plans to the extent there are any outstanding options, warrants or rights that were issued under these plans before expiration. Upon approval by stockholders at our 2021 Annual Meeting of Stockholders, the 2016 Stock Incentive Plan was replaced by the 2021 Omnibus Incentive Plan, at which time we ceased granting new awards under the 2016 Stock Incentive Plan. No further awards can be granted under the 2016 Stock Incentive Plan.

2021 Nonqualified Deferred Compensation Benefits
In 2021, we began offering a market-competitive nonqualified savings restoration program for the Company’s officers, including our NEOs, intended to create equitable contributions to our retirement savings programs that otherwise are capped by limits on deferrals. The following table sets forth the NEOs who participated in the program, their contributions, Company contributions, aggregate earnings on that value during 2021 (none of which were above market or otherwise preferential), and the year-end value of these programs.

Name	Executive Contributions in 2021 ($)(1)	Registrant Contributions in 2021 ($)(2)	Aggregate Earnings in 2021 ($)	Aggregate Withdrawals / Distributions in 2021 ($)	Aggregate Balance as of December 31, 2021 ($)
Joseph W. Dziedzic	50,683	25,341	2,754	—	78,778
Jason K. Garland	51,552	12,888	2,574	—	67,014
Joel Becker	17,049	8,524	635	—	26,208
Jennifer M. Bolt	18,235	9,118	776	—	28,129
Payman Khales	19,994	9,997	964	—	30,955
(1)Executive contributions are included in the “Salary” column of the Summary Compensation Table, above.
(2)Company contributions are reported in the “All Other Compensation” column of the Summary Compensation Table, above.
Potential Payments Upon Termination of Employment or Change in Control
The following tables and accompanying narrative disclosures summarize the potential payments and other benefits required to be made available to the NEOs in connection with a termination of their employment or a change in control (as defined in the applicable document). Payments or other benefits under benefit plans and policies that apply equally to all salaried employees participating in such plans are not included below. Defined terms such as “cause” and “good reason” used in this section are described under “Defined Terms Used in this Section” below.
Upon the death or permanent disability of an associate, all outstanding stock option awards and time-based RSUs immediately vest and all outstanding PSUs immediately vest at the target level applicable to such performance-based awards. All vested stock options expire at various times following the event, no later than one year, based upon the terms of the plan from which they were awarded.
Other than for Mr. Dziedzic, in the event that an associate’s employment is terminated by the Company without cause, a pro-rata portion of such associate’s PSUs that were awarded more than one year before the date of termination will remain outstanding and any PSUs awarded less than one year prior to the date of termination will automatically be forfeited. All unvested time-based awards are forfeited. In the event that Mr. Dziedzic’s employment is terminated by the Company without cause or Mr. Dziedzic resigns his employment with good reason, a pro-rata portion of all PSUs will remain outstanding. The PSUs that remain outstanding will continue to be eligible for vesting based on the Company’s attainment of the performance goals applicable to such awards. All unvested time-based awards will immediately vest.
The following table presents the benefits that would have been received by Mr. Dziedzic under his employment agreement in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2021.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	1,000,000	-	7,998,728	15,900	9,014,628
Termination Without Cause	-	2,000,000	4,897,276	-	6,897,276
Termination With Good Reason	-	2,000,000	4,897,276	-	6,897,276
(1)    Based upon the closing price of our common stock on NYSE of $85.59 on December 31, 2021. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. Termination without cause and termination with good reason calculations include the value of all unvested time-based awards and the value of a pro-rated portion of the 2020 and 2021 PSUs at target achievement level.
(2)    Payment equal to the assumed amount of the Company’s contributions toward health insurance benefits for 12 months.

The following table presents the benefits that would have been received by Mr. Garland under his employment offer letter in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2021.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	-	-	1,781,984	-	1,781,984
Termination Without Cause	-	509,000	370,148	15,200	894,348
(1)Based upon the closing price of our common stock on NYSE of $85.59 on December 31, 2021. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. Termination without cause calculations include the value of a pro-rated portion of the 2020 PSUs at target achievement level.
(2)Payment equal to the assumed amount of the Company’s contributions toward medical insurance benefits for 12 months.
The following table presents the benefits that would have been received by Mr. Becker under his employment offer letter in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2021.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	-	-	1,002,772	-	1,002,772
Termination Without Cause	-	421,000	197,428	14,000	632,428
(1)Based upon the closing price of our common stock on NYSE of $85.59 on December 31, 2021. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. Termination without cause calculations include the value of a pro-rated portion of the 2020 PSUs at target achievement level.
(2)Payment equal to the assumed amount of the Company’s contributions toward medical insurance benefits for 12 months.
The following table presents the benefits that would have been received by Ms. Bolt in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2021.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	-	-	1,040,004	-	1,040,004
Termination Without Cause	-	410,000	159,882	15,200	585,082
(1)Based upon the closing price of our common stock on NYSE of $85.59 on December 31, 2021. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. Termination without cause calculations include the value of a pro-rated portion of the 2020 PSUs at target achievement level.
(2)Payment equal to the assumed amount of the Company’s contributions toward medical insurance benefits for 12 months.
The following table presents the benefits that would have been received by Mr. Khales under his employment offer letter in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2021.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	-	-	1,114,039	-	1,114,039
Termination Without Cause	-	421,000	197,428	15,200	633,628
(1)Based upon the closing price of our common stock on NYSE of $85.59 on December 31, 2021. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. Termination without cause calculations include the value of a pro-rated portion of the 2020 PSUs at target achievement level.
(2)Payment equal to the assumed amount of the Company’s contributions toward medical insurance benefits for 12 months.

As discussed under “Other Features of Our Executive Compensation Program,” we have entered into change in control agreements with our NEOs, other than Mr. Dziedzic. The change in control agreements provide for continued employment with the same base salary, annual cash incentive and benefits for two years following a change in control. Our change in control agreements only provide severance benefits if there is both a change in control of the Company and qualifying termination of employment. If the executive is terminated after the change in control, other than for death, disability or cause, or the executive terminates employment for good reason, then the executive will be entitled to certain severance payments and benefits. The most significant components of these severance benefits are as follows:
•two times annual base salary;
•two times the greater of (i) average cash bonus for the three-year period prior to the year of the change in control or (ii) current year annual cash incentive award at the target level;
•two times the Company’s total contributions to the Company 401(k) Plan or any other similar plans in effect at the time, for the year preceding the termination;
•$25,000 for outplacement services;
•a lump sum cash payment equal to the product of (i) 110% of the monthly premium for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for the executive, his or her spouse and his or her eligible dependents who were covered under the Company’s medical and prescription drug plans immediately prior to date of termination, times (ii) 24;
•immediate vesting of all time-based equity awards and performance-based equity awards, except as otherwise provided in the applicable award agreement; and
•reimbursement of relocation expenses following the change in control if the Company had relocated the associate at the Company’s request in the calendar year prior to the change in control. Expenses reimbursed are capped at the cost of relocating the associate to the original place of his or her residence.
Our change in control agreements provide executives with a best after-tax provision (i.e., the executive’s payment will be scaled back to the golden parachute safe harbor if the executive is better off on an after-tax basis) and include a 24 month post-employment non-compete covenant.
For a discussion of what Mr. Dziedzic would be eligible to receive upon the occurrence of a change in control under the terms of his employment agreement, please see the discussion under the “Employment Agreements” section of the CD&A.
In the event of a change in control as of December 31, 2021, as defined in the applicable award plan or agreement, unless determined otherwise by the Compensation Committee, all unvested stock option awards, time-based RSUs and Financial PSUs granted will immediately vest, but only the portion of unvested rTSR PSUs that otherwise would have vested based on performance through the date of the change-in-control will immediately vest. While our equity award plans provide for single trigger vesting with respect to awards made prior to January 1, 2020, our change in control agreements with our NEOs and Mr. Dziedzic’s employment agreement require both a change in control and a qualifying termination of employment to receive the severance cash payments and other benefits provided under those agreements.
As described in previous year proxy filings, the Company has eliminated single trigger vesting upon a change in control with respect to incentive awards made on or after January 1, 2020. The Company also made corresponding revisions to its RSU and PSU award agreements for awards to be made on or after January 1, 2020. The revised award agreements provide that, if an associate is provided a qualifying replacement award in connection with a change in control, then he or she will not automatically vest in any outstanding RSUs or PSUs upon the occurrence of the change in control. In the case of any unvested RSUs that vest based solely on the associate remaining employed by the Company through one or more dates, the associate will generally vest in the qualifying replacement award at the same time he or she otherwise would have vested in the RSU. In the case of any unvested PSU that vests based on the achievement of performance goals, the number of PSUs that would be earned based on achievement of the performance goals as of the date of the change in control will be converted to RSUs that generally vest based solely on the associate’s continued employment through the end of original performance period. If, during the 24-month period following the change in control, an associate is terminated without cause or resigns for good reason, the associate will vest in any qualifying replacement award. A qualifying replacement award means an RSU award covering equity securities of the Company, the surviving company to the change in control, or the ultimate parent of the surviving company to the change in control that are readily tradeable on a major national securities exchange, and the terms of which are at least as favorable to the associate as the award being replaced.

Based upon the hypothetical termination date of December 31, 2021, following a change in control and assuming a termination without cause or resignation by an NEO with good reason, the benefits for our NEOs would be as follows:

Name	Salary & Bonus ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)	OutplacementServices ($)	1x Prior Year Annual Incentive ($)	Total ($)
Joseph W. Dziedzic	4,200,000	7,998,728	99,700	25,000	880,220	13,203,648
Jason K. Garland	1,679,700	1,781,984	74,800	25,000	-	3,561,484
Joel Becker	1,389,300	1,002,772	65,700	25,000	-	2,482,772
Jennifer M. Bolt	1,312,000	1,040,004	67,300	25,000	-	2,444,304
Payman Khales	1,389,300	1,114,039	69,100	25,000	-	2,597,439
(1)Based upon the closing price of our common stock on NYSE of $85.59 on December 31, 2021.
Defined Terms Used in this Section
The descriptions of potential payments upon termination or change in control set forth above utilize certain terms that are defined in the employment agreement with Mr. Dziedzic, in our equity award agreements and in our incentive compensation plans. Set forth below is a summary of the defined terms referred to in this section.
“Cause” means a material breach by the NEO of the change in control agreement, gross negligence or willful misconduct in the performance of the NEO’s duties, dishonesty to the Company or the commission of a felony that results in a conviction or nolo contender plea in a court of law.
“Good Reason” means (1) a material diminution in the NEO’s base compensation; (2) a material diminution in the NEO’s authority, duties or responsibilities; (3) a material diminution in the authority, duties or responsibilities of the supervisor to whom the NEO is required to report; (4) a material diminution in the budget over which the NEO retains authority; (5) a material change in the geographic location at which the NEO must perform services; and (6) any other action or inaction that constitutes a material breach by the Company of the change in control agreement.
CEO Pay Ratio
In accordance with the final rule issued under Section 953(b) of the Dodd-Frank Act, companies, including Integer, are required to disclose the ratio of the annual total compensation of their CEO to that of their median employee. The SEC rules require disclosure of (i) the median of the annual total compensation of all employees of the Company, except the CEO; (ii) the annual total compensation of the CEO; and (iii) the ratio of annual total compensation for the CEO to the annual total compensation for the median employee of the Company. Because the SEC rules do not mandate a required approach for determining the median employee, the Company employed the following methodology:
•Used 2021 taxable compensation as of December 31, 2021, or as of the last payroll cycle of the fiscal year within each respective country that we operate. In some of the countries in which we operate this date varied slightly based on local payroll schedules, but not materially.
•Used the consistently applied compensation measure to determine the median employee taxable compensation, W-2, box 1 amounts in the United States, and closest available equivalent measure of taxable compensation outside the United States.
•We included employees in all countries where we are present, which totaled 3,893 U.S. employees and 4,916 non-U.S. employees.
•To express the earnings of employees outside the United States in U.S. dollars, we used foreign exchange rates as of December 31, 2021, as published by the United States Treasury.
•We did not annualize the pay of employees who were not employed by us for the entire fiscal year.
As calculated using the methodology required for preparation of the Summary Compensation Table, the annual total compensation of Mr. Dziedzic was $6,922,075 and the annual total compensation of the median employee was $33,479, resulting in a ratio of 207 to 1.
The Company’s pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S–K based upon the Company’s payroll and employment records and the methodologies described above. The SEC rules permit companies to employ various methodologies, exclusions and reasonable estimates to derive the pay ratio calculation representative of their respective employee populations and compensation practices. Based upon this variability, the estimated ratio reported above should not be interpreted as a basis for comparison between companies.

CORPORATE GOVERNANCE AND BOARD MATTERS
The business of the Company is managed under the direction of the Board. The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that reflect the Company’s commitment to good corporate governance. The full text of the Guidelines can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.”
The Company’s Code of Conduct applies to its directors, officers, associates and consultants. The Code of Conduct requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company. In addition, the Code of Conduct encourages individuals to report any illegal or unethical behavior that they observe. The Code of Conduct is a guide to help ensure that all such individuals live up to the highest ethical standards. The Company provides all of its associates with a copy of the Company’s Code of Conduct and requires all associates to certify that they are responsible for reading and familiarizing themselves with the Code of Conduct, and adhering to its policies and procedures. The Company's directors must also annually certify that they have read and agree to comply with the Code of Conduct.
The Company also maintains a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the CEO, Chief Financial Officer, Treasurer, Corporate Controller and all other senior financial officers performing similar functions who have been identified by the CEO. This Code of Ethics supplements our Code of Conduct and is intended to promote honest and ethical conduct, full and accurate financial reporting and compliance with laws, as well as other matters. Our Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.” The Company intends to post on its website any amendment to or waiver from any provision in the Code of Conduct or the Code of Ethics for the Chief Executive Officer and Senior Financial Officers that requires disclosure under applicable SEC rules.
Copies of the Guidelines, the Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers also may be obtained without charge by written request made to the General Counsel and Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.
Leadership Structure of the Board
The positions of Chair of the Board and CEO have been separate since August 2006. The Board believes this structure continues to be in the best interests of the Company and its stockholders. The Chair of the Board organizes Board activities to enable the Board to effectively provide guidance to and have oversight of and accountability for management. To fulfill that role, the Chair of the Board, among other things, creates and maintains an effective working relationship with the CEO and other members of management and with the other members of the Board, provides the CEO ongoing direction as to Board needs, interests and opinions, and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his or her responsibilities, the Chair of the Board preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. The functions of the Chair of the Board include:
•Presiding over all meetings of the Board and stockholders, including regular executive sessions of non-management directors of the Board;
•Establishing the annual agenda of the Board and agendas of each meeting in consultation with the CEO;
•Advising committee chairs, in consultation with the CEO, on meeting schedules, agendas and information needs for the Board committees;
•Defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;
•Coordinating periodic review of management’s strategic plan and enterprise risk management program for the Company;
•Leading the Board review of the succession plan for the CEO and other key members of senior management;
•Coordinating the annual performance review of the CEO and other key senior managers;
•Consulting with committee chairs about the retention of advisors and experts;
•Acting as the principal liaison between the independent directors and the CEO on sensitive issues;
•Working with the Corporate Governance and Nominating Committee to develop and maintain the agreed-upon definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;
•Working with management on effective communication with stockholders;
•Encouraging active participation by each member of the Board; and
•Performing such other duties and services as the Board may require.

Board Independence
The Board has determined that each of our directors, other than Mr. Dziedzic, who is the Company’s President and CEO, is independent under the NYSE’s Corporate Governance Listing Standards. In accordance with the NYSE Corporate Governance Listing Standards, the Board undertook its annual review of director independence with respect to the directors standing for re-election at the Annual Meeting. During this review, the Board considered the materiality of any relationships with the Company from the director’s perspective and the perspective of any persons or organizations with which the director is affiliated. Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships and can also be indirect, such that serving as a partner or officer, or holding shares, of an organization that has a relationship with the Company. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
Following the review described above, the Board affirmatively determined that except for Mr. Dziedzic, no current director has a material relationship with the Company that is inconsistent with a determination of independence. Therefore, the Board affirmatively determined that all of the current directors who are standing for re-election at the Annual Meeting, with the exception of Mr. Dziedzic, are independent.
Enterprise Risk Management
The Company has an enterprise risk management program implemented, including with respect to cybersecurity, by members of the Company’s senior management. Enterprise risks are identified and prioritized by management. The enterprise risk management program as a whole is subject to oversight and annual review by the Board.
It is the responsibility of the Corporate Governance and Nominating Committee to ensure that enterprise risk management is periodically reviewed with the Board and that risk management and assessment is reviewed with management. It is the responsibility of the Audit Committee to oversee the financial risks faced by the Company, and, more specifically, to review and discuss with management and the internal audit department any such financial risks and consider the risk of management’s ability to override the Company’s internal controls. Additionally, the Company’s Chief Information Officer provides updates to the Audit Committee, at least twice each year, on cybersecurity risks, incidents and incident resolution, and the Company provides annual information security training to all associates. The Compensation Committee has responsibility for overseeing the relationship between risk management policies and compensation and to evaluate compensation policies in light of any such risk.
The Board as a whole has oversight responsibility for the Company’s strategic risks. Throughout the year, management regularly reports on each identified enterprise risk to the relevant committee or the Board. In addition to updates provided to the Audit Committee, at least once each year, the Company’s Chief Information Officer also provides information on cybersecurity risks and the Company’s approach to protecting the Company’s data and systems infrastructure to the Board. In the event of a material cybersecurity event, management would notify Board members, as appropriate, and, in compliance with our procedures, determine the timing and extent of the response and public disclosure and whether any future vulnerabilities are expected. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or a committee. Allocating various aspects of risk oversight among the committees encourages the independent directors to be fully engaged in the risk oversight responsibilities of the Board. Also, we believe that the separation of the Chair of the Board and CEO roles further supports the Board’s risk oversight role.
Committees and Meetings of the Board
The Board has standing Audit, Compensation and Organization, Corporate Governance and Nominating, and Technology Strategy Committees. Each committee has a written charter that can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.” Copies of the charters may be obtained without charge by written request made to the General Counsel and Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.
The Board held 13 meetings in 2021. Each director attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which that director served. The Company encourages, but has no formal policy regarding, director attendance at its annual meeting of stockholders. Each of the Company’s directors serving on the Board attended the 2021 Annual Meeting of Stockholders.
Audit Committee. The Audit Committee currently consists of Ms. Hobby (Chair) and Messrs. Hinrichs, Jeffers, Maxwell and Spence. The Audit Committee’s primary purpose is assisting the Board in overseeing the (i) integrity of the Company’s financial statements, (ii) Company’s compliance with legal and regulatory requirements, (iii) Company’s independent registered public accounting firm qualifications and independence, (iv) performance of the Company’s internal audit function and independent registered public accounting firm, (v) evaluation of enterprise risk issues, (vi) Company’s system of disclosure controls and procedures, and (vii) the Company’s system of internal controls regarding finance, accounting, legal compliance, related-person transactions and ethics that management and the Board have established.
The Audit Committee held nine meetings in 2021.

Compensation and Organization Committee. The Compensation Committee currently consists of Mmes. Antrum and Bailey and Messrs. Hinrichs (Chair), Spence and Summers. The Board has determined that each member of the Compensation Committee is independent as defined under the NYSE Corporate Governance Listing Standards applicable to compensation committee members. The Compensation Committee’s primary purpose is establishing the Company’s executive compensation programs so as to attract, retain and motivate superior executives and ensuring that senior executives of the Company and its wholly-owned subsidiaries are compensated appropriately and in a manner consistent with the Company’s compensation philosophy, bearing in mind the Company’s commitment to diversity and inclusion. The Compensation Committee also administers the Company’s stock incentive plans.
The Compensation Committee held seven meetings in 2021.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee currently consists of Mmes. Antrum, Bailey (Chair) and Capps and Messrs. Passerini, Sanford and Summers. Each member of the Corporate Governance and Nominating Committee is independent under the NYSE Corporate Governance Listing Standards. Working closely with the full Board, the Corporate Governance and Nominating Committee reviews, on an annual basis, the composition of the Board and whether the Company is being well served by the directors. Factors considered by the Corporate Governance and Nominating Committee in assessing Board composition support the Board’s commitment to maintaining diversity of gender, ethnicity and specific skills and qualifications on the Board, as evidenced by the range of talents, experiences and skills of current Board members, the balance of management and independent directors, and the need for financial or other specialized expertise. The Corporate Governance and Nominating Committee also considers diversity of gender, ethnicity and specific skills and qualifications when considering and evaluating new candidates for Board membership, using the same process for evaluating candidates whether the candidate has been recommended for consideration by a committee member, another director, management or one or more stockholders. The Corporate Governance and Nominating Committee has sole authority to retain a search firm to assist in identifying qualified director candidates. Stockholders wishing to submit recommendations for candidates to the Board must supply information in writing regarding the candidate to the Corporate Governance and Nominating Committee at the Company’s offices at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. The information should include, at a minimum, the candidate’s name, biographical information, qualifications and availability for service. The written submission should comply with the substantive and timing requirements set forth in the Company’s bylaws.
The nominees to the Board described in this Proxy Statement were approved unanimously by the Company’s directors.
The Corporate Governance and Nominating Committee also develops and recommends corporate governance guidelines applicable to the Company to the Board and evaluates the effectiveness of the Board. Additionally, the Corporate Governance and Nominating Committee oversees the Company’s strategy on corporate social responsibility and sustainability, including evaluating the impact of Company practices on communities and individuals and overseeing the development of policies and procedures related to the Company’s corporate social responsibility and sustainability activities.
The Corporate Governance and Nominating Committee held six meetings in 2021.
Technology Strategy Committee. The Technology Strategy Committee currently consists of Mmes. Capps and Hobby and Messrs. Jeffers, Maxwell (Chair) and Passerini. The Technology Strategy Committee (i) provides oversight of the alignment of Company’s growth and innovation strategy with corporate strategy, (ii) supports and provides oversight of management’s direction on the development of strategic plans relating to technology investments, (iii) monitors and advises the Board on scientific matters, including the Company’s strategically significant technology projects, the Company’s innovation pipeline and general emerging science and technology issues and trends and (iv) oversees the identification, acquisition or development of new and enabling technologies.
The Technology Strategy Committee held five meetings in 2021.
Executive Sessions of the Board
The independent non-management directors typically meet without management in executive session at the conclusion of each regularly scheduled Board meeting and at such other times as they deem appropriate. Mr. Sanford, Chair of the Board, presided at the meetings of the non-management directors when they met in executive sessions during 2021.

Board/Committee/Director Evaluations
The Board has a three-part annual evaluation process that is coordinated by the independent Chair of the Board and the Chair of the Corporate Governance and Nominating Committee: committee self-evaluations; a full Board evaluation; and the evaluation of the individual directors. In consultation with our independent Chair of the Board, the Corporate Governance and Nominating Committee determines the overall process, scope, and content of the Board’s annual self-evaluation process, which includes an extensive performance assessment questionnaire with specific portions dedicated to self-evaluation of each committee. The committee self-evaluations consider whether and how well each committee has performed the responsibilities in its charter, whether the committee members possess the right skills and experience to perform their responsibilities or whether additional education or training is required, whether there are sufficient meetings covering the right topics, whether the meeting materials are effective, and other matters. The full Board evaluation considers the following factors, among others, in light of the committee self-assessments: (i) the effectiveness of the board organization and committee structure; (ii) the quality of meetings, agendas, presentations and meeting materials; (iii) the effectiveness of director preparation and participation in discussions; (iv) the effectiveness of director selection, orientation and continuing education processes; (v) the effectiveness of the process for establishing the CEO’s performance criteria and evaluating his performance; and (vi) the quality of administrative planning and logistical support. The Corporate Governance and Nominating Committee engages a third party to assist the Board in conducting the annual self-evaluation. The independent Chair of the Board and the Chair of the Corporate Governance and Nominating Committee review the responses with the third party and share the committee assessments with the individual committee chairs.
Individual director performance assessments are conducted informally as needed and involve a discussion among the Chair of the Board and other directors, including members of the Corporate Governance and Nominating Committee. In addition, the Chair of the Board and the Chair of the Corporate Governance and Nominating Committee provide individual feedback, as necessary.
The Corporate Governance and Nominating Committee reviews best practices annually relating to Board and committee self-evaluation processes and makes changes to the form and scope of its evaluation process so that the procedures continue to provide the Board with an effective mechanism to evaluate the Board’s performance and effectiveness and makes changes the Board determines are necessary and appropriate.
Director Orientation and Continuing Education
All new directors participate in the Company’s director orientation program. This orientation program is designed to familiarize new directors with the Company and its operations, through a review of background material, meetings with senior management, a mentorship program pairing new directors with experienced directors, and plant and facility tours. The orientation allows new directors to become familiar with the Company’s business and strategic plans; significant financial matters; core values, including ethics, compliance programs and corporate governance practices; and other key policies and practices.
We also support a continuing education program for directors. The Corporate Governance and Nominating Committee is responsible for the administration of the continuing education program and periodically reviews and updates the program. Continuing education opportunities available to our directors include Company-sponsored courses or events, in-person or online director education programs and publications sponsored by outside parties, online training courses offered as part of our compliance training program for employees, and certain other educational experiences as may be approved by the Corporate Governance and Nominating Committee from time to time.
Communications with the Board
Any stockholder or interested party who wishes to communicate with the Chair of the Board, the non-management directors of the Board as a group or the entire Board may do so by writing to them in care of the following address: Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. In addition, the Chair of the Board receives a copy of each communication submitted by stockholders or other interested parties via the Integer Ethics Direct Line page, which can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
In 2021, Mmes. Antrum and Bailey and Messrs. Hinrichs, Spence, and Summers served on the Compensation and Organization Committee. No person who served as a member of the Compensation and Organization Committee during fiscal year 2021 was (i) an officer or employee of the Company during such fiscal year, (ii) formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

Director Compensation
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In 2021, each non-employee director was paid a retainer of between $240,000 and $360,000, depending on the role of the director, in a combination of cash and equity awards. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required for members of the Board. Directors who are also employees of the Company receive no additional remuneration for services as a director. All awards and changes to directors’ compensation are approved by the Board.
Cash Compensation. In 2021, the cash portion of each non-employee director’s annual retainer was $70,000 plus the following amounts for specified Board service:

Chair of the Board	$60,000
Audit Committee Chair	20,000
Compensation and Organization Committee Chair	15,000
Corporate Governance and Nominating Committee Chair	10,000
Technology Strategy Committee Chair	10,000
Audit Committee Member, including Committee Chair	10,000
Equity Compensation. In 2021, the equity-based portion of each non-employee director’s annual retainer was equal in value to $170,000 ($230,000 for the Chair of the Board) consisting of restricted stock units (based on the closing price of the common stock on the date of grant). The number of restricted stock units granted is calculated using the closing price of the Company’s common stock on the date of grant. The directors' equity awards for 2021 were granted on May 19, 2021, vesting in four equal installments, on the three-, six- and nine-month anniversaries of the grant date, and the last installment vesting on May 17, 2022.
Any non-employee director taking office other than on the date of an annual meeting will receive a prorated portion of the annual equity retainer, as of the date he or she takes office. Any prorated annual equity retainer will vest in equal installments on each regularly scheduled vesting date applicable to non-employee directors who have continuously served since the most recent annual meeting. Mmes. Antrum and Capps and Mr. Jeffers joined the Board effective February 1, 2021, and received an RSU award with a value of $56,667 for service from February 1, 2021 through May 19, 2021.
The following table contains information concerning the total compensation earned by each non-employee director of the Company during 2021.

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sheila Antrum	64,167	226,610	290,777
Pamela G. Bailey	80,000	169,970	249,970
Cheryl C. Capps	64,167	226,610	290,777
James F. Hinrichs	95,000	169,970	264,970
Jean Hobby	100,000	169,970	269,970
Tyrone Jeffers	73,334	226,610	299,944
M. Craig Maxwell	90,000	169,970	259,970
Filippo Passerini	70,000	169,970	239,970
Bill R. Sanford	130,000	229,926	359,926
Donald J. Spence	79,167	169,970	249,137
William B. Summers, Jr.	70,000	169,970	239,970
(1)The amounts indicated represent the cash amount earned for annual retainers and specified Board service.
(2)The amounts represent the aggregate grant date fair value of awards granted. The valuation is based on the assumptions and methodology set forth in notes 1 and 10 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 22, 2022.

The following table sets forth each non-employee director’s outstanding stock options as of December 31, 2021.

Director Name	Outstanding Stock Options (#)
Pamela G. Bailey	20,282
James F. Hinrichs	9,603
Jean Hobby	11,385
M. Craig Maxwell	17,385
Filippo Passerini	17,385
Bill R. Sanford	19,564
Donald J. Spence	27,021
Compensation Review. Consistent with current best practices and with the assistance of information provided by FW Cook, the Board periodically reviews director compensation. In 2019, the Corporate Governance and Nominating Committee engaged FW Cook to perform a market study related to the compensation of the non-employee directors and approved a revised non-employee director compensation policy that became effective in 2019 and continued to be effective throughout 2021.
Stock Ownership Guidelines. To align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance, the Compensation Committee designed and the Board approved stock ownership guidelines for non-employee directors. These ownership guidelines call for non-employee directors to own at least 6,000 shares of Company common stock within five years of election as a director. In addition, a non-employee director may not sell shares of Company common stock unless the value of the non-employee director’s holdings of the Company common stock exceeds five times the value of the annual cash retainer paid to the non-employee director. Except for Mmes. Antrum and Capps and Mr. Jeffers, who were elected to the Board in February 2021, each of our directors has achieved these ownership guidelines.
Related-Person Transactions
The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and related-persons of the Company. A copy of the Company’s policy on related-person transactions can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.” Under this policy, every proposed transaction between the Company and a director, executive officer, a director nominee, stockholder owning in excess of 5% of the common stock or any immediate family member or entity of the foregoing persons involving an amount in excess of $120,000 and in which the related-person will have a direct or indirect material interest, must be approved or ratified by the Audit Committee. If the transaction involves a related-person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote regarding such approval. All related-person transactions are reported by the Audit Committee to the Board. The Board has determined that there were no related-person transactions, as defined above, that occurred in 2021.

Audit Committee Report
The Audit Committee consists of Ms. Hobby (Chair) and Messrs. Hinrichs, Jeffers, Maxwell and Spence, each of whom the Board has determined is “independent” in accordance with applicable securities laws and the listing standards of the NYSE for purposes of service on the Audit Committee. The Board also has determined that Ms. Hobby and Mr. Hinrichs each qualify as an “audit committee financial expert” under the applicable rules of the SEC.
Mr. Hinrichs currently serves on the audit committee of three other public companies. The Board has determined that simultaneous service by Mr. Hinrichs on the audit committee of three additional public companies does not impair his ability to serve effectively on the Company’s Audit Committee. Specifically, the Board believes that Mr. Hinrichs has sufficient and satisfactory time to commit to Audit Committee and Board responsibilities, and that the meetings of the other audit committees do not overlap with or interfere with his ability to be fully prepared and present at the meetings of the Audit Committee, as evidenced by his attendance at 100% of our Audit Committee meetings. Furthermore, the Board believes that the Company’s stockholders benefit from Mr. Hinrichs’ service on the Audit Committee due to the depth and breadth of his financial experience, including the substantial experience acquired while serving as the chief financial officer of other publicly traded companies prior to his retirement.
The Audit Committee reviewed and discussed the information contained in the Company’s 2021 quarterly earnings announcements with management and the independent registered public accounting firm prior to public release. They also reviewed and discussed the information contained in the Company’s 2021 Quarterly Reports on Form 10-Q and Annual Report on Form 10-K with management and the independent registered public accounting firm prior to filing with the SEC. In addition, the Audit Committee met regularly with management, internal auditors and the independent registered public accounting firm on various financial and operational matters, including to review plans and scope of audits and audit reports and to discuss necessary action.
In connection with the Company’s fiscal year 2021 consolidated financial statements, the Audit Committee has:
•reviewed and discussed with management the Company’s 2021 audited consolidated financial statements;
•discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for fiscal year 2021.
Respectfully submitted,
Jean Hobby (Chair)
James F. Hinrichs
Tyrone Jeffers
M. Craig Maxwell
Donald J. Spence
Members of the Audit Committee

OTHER GOVERNANCE PRACTICES
Investor Engagement
We believe that effective corporate governance includes a regular, active dialogue with our stockholders, analysts covering our Company and other market participants. Through these engagement efforts, we seek to better understand investors’ interests and concerns regarding, among other items, our strategy and financial results, our executive compensation program and corporate governance-related issues. We value the feedback received. We are working to further improve our level of engagement by expanding our dialogue with stockholders and other market participants, revising disclosures to increase clarity, and improving the effectiveness of our communications.
Environmental, Social and Governance Matters
We believe that to be good corporate citizens, we must understand and focus on ESG matters that impact our stakeholders and the communities in which we operate and align our ESG goals, programs and initiatives to our corporate strategy. At Integer, we are committed to enhancing the lives of patients worldwide, while conducting our business in a socially and environmentally responsible manner to benefit our associates, customers, stockholders and the communities in which we live and work. Additionally, we believe sound ESG practices are critical to attracting and retaining the best associate talent. We are also committed to reporting on the progress and outcomes of our ESG initiatives.
In 2021, we leveraged our strong foundation to enhance our ESG reporting and identify opportunities for further advancing our focus on and commitment to ESG matters. We have a cross-functional Management ESG Council, which is responsible for researching and recommending strategy relating to ESG matters to an Executive ESG Council. The Executive ESG Council is responsible for providing oversight and direction to the Management ESG Council, aligning program priorities and ensuring resource availability. Our Senior Vice President of Global Operations and ESG is responsible for ESG program oversight and coordination of strategic objectives with the CEO and the Board. Our Corporate Governance and Nominating Committee of the Board maintains formal oversight responsibilities for our ESG program, but all committees have a distinct ESG role, with regular discussions at meetings of the full Board, as outlined below:

Board Oversight Over Environmental, Social Responsibility and Corporate Governance Matters

Board of Directors (retains ultimate oversight over ESG issues)

Audit Committee	Corporate Governance and Nominating Committee	Compensation and Organization Committee
Oversees financial risks and the policies, guidelines and process by which management assess and manages risks, which includes oversight of ESG metrics, key performance indicators and disclosure in SEC and financial filings and development of ESG-related disclosure controls and procedures	Oversees the Company's strategy on corporate social responsibility and sustainability, including evaluating the impact of Company practices on communities and individuals and overseeing the development of Company ESG policies and procedures	Oversees the Company's diversity and inclusion policies, programs, initiatives and supporting systems

Senior Vice President of ESG
Responsible for ESG program oversight and coordination of strategic objectives with the CEO and the Board

Executive ESG Council
Executive management team responsible for providing oversight and direction to the Management ESG council, aligning program priorities and ensuring resource availability

Management ESG Council
Cross-functional management team responsible for researching and recommending strategy related to ESG matters to Executive ESG Council

During 2021, the Management ESG Council performed an in-depth self-assessment to analyze our practices and disclosures as compared to identified ESG reporting standards. The Management ESG Council and Executive ESG Council worked together to create a framework for assessing and monitoring our ESG goals, programs and initiatives and aligning these goals, programs and initiatives to our corporate strategy. The Board was actively engaged throughout this process to oversee the development and ensure alignment with our strategy. Consistent with our newly developed ESG framework, we have updated our ESG disclosures on our website (https://www.integer.net/company/corporate-citizenship/default.aspx) to become more transparent in our commitment to a healthier, more sustainable future for our key stakeholders, including our stockholders, associates, customers and communities.
We also completed a materiality assessment to gain input from internal and external stakeholders on topics of greatest importance for us to address as we look toward developing our longer-term goals and initiatives. Our ESG goals include continually developing, implementing and monitoring ESG initiatives, policies and communications to allow us to better manage our impact on the environment and how we engage with society and our community, while ensuring accountability on our commitments. We expect that our ESG strategy and goals will continue to evolve and build on our key values of innovation, collaboration, inclusion, candor and integrity.
We are committed to be an inclusive company in which all of us accept, respect and value one another’s individual differences, encouraging different perspectives and ideas that improve team synergy and communication. We have developed a formal diversity and inclusion strategy, creating a robust engagement platform designed to increase innovation and enhance business. Our strategy utilizes both a management and an executive cross-functional diversity council to advance the global diversity and inclusion strategies at all levels of the organization. We have infused diversity and inclusion into our business processes and created local and global engagement opportunities for associates.
The following on-going corporate activities and actions further demonstrate our commitment to ESG matters:
•Employing a Senior Director of Diversity and Inclusion who is tasked with leading the development of strategies and actions to ensure that we maintain and enhance the inclusive environment we have fostered at Integer.
•Contributing to the local communities where our facilities and offices are located, including providing financial and volunteer support for various regional and local charitable organizations, non-profits and other community programs.
•Organizing employee resource groups, which are voluntary, employee-led groups comprised of associates who join together based on common interests, backgrounds or demographic factors.
•Fostering social awareness, including evaluating our products and supply chain in areas of the world that use forced labor or mine conflict minerals.
•Conducting operations and activities in a manner that seeks to provide and maintain safe and healthy working conditions. We maintain practices designed to ensure our operations are managed and operated in all material respects in compliance with applicable laws and regulations everywhere we do business.
•Implementing tools to help us monitor and mitigate our climate impact. Our initial focus is on understanding our energy utilization. With this data, we will be able to operate more efficiently and minimize waste.
We will continue to expand on our ESG strategy and programs to ensure continuous improvement and provide transparency and accountability to our stakeholders. We recognize the importance of ESG considerations and are firmly committed to conducting business in a sound and socially responsible manner. For more information on our all of our ESG initiatives including Environmental, Health, Safety & Security (EHSS), Charitable Giving, and Governance initiatives, please visit our Corporate Citizenship page at http://www.integer.net/company/corporate-citizenship/default.aspx.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Beneficial Owners of Shares
The following table sets forth certain information with respect to all persons known to the Company to be the beneficial owner of more than 5% of its outstanding common stock as of March 24, 2022. The percentage of common stock owned is based upon 33,102,014 shares outstanding as of March 24, 2022.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	5,980,109	18.07%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	3,587,424	10.84%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	1,926,727	5.82%
(1)BlackRock, Inc. filed a Schedule 13G/A on January 28, 2022. The beneficial ownership information presented in this footnote is based solely on the Schedule 13G/A. The reported securities are owned by BlackRock, Inc. and its affiliated companies listed in the Schedule 13G/A. BlackRock, Inc. reports sole investment power with respect to the 5,980,109 reported shares and sole voting power with respect to 5,846,086 the reported shares. In this same Schedule 13G/A filing, BlackRock, Inc. identified iShares Core S&P Small-Cap ETF as having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such reported securities.
(2)The Vanguard Group, Inc. filed a Schedule 13G/A on February 10, 2022. The beneficial ownership information presented in this footnote is based solely on the Schedule 13G/A. The reported securities are owned by The Vanguard Group, Inc. and its subsidiaries listed in the Schedule 13G/A. The Vanguard Group, Inc. reports sole investment power with respect to 3,530,137 of the reported shares, shared investment power with respect to 57,287 of the reported shares, sole voting power with respect to none of the reported shares, and shared voting power with respect to 27,953 of the reported shares.
(3)Dimensional Fund Advisors LP filed a Schedule 13G/A on February 8, 2022. The beneficial ownership information presented and information contained in this footnote is based solely on the Schedule 13G/A. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the common stock of the Company held by the Dimensional Funds. However, Dimensional reports that all such common stock is owned by the Dimensional Funds and disclaims beneficial ownership of such common stock. Dimensional Funds reports sole investment power with respect to 1,926,727 of the reported shares, shared investment power with respect to none of the reported shares, sole voting power with respect to 1,888,599 of the reported shares, and shared voting power with respect to none of the reported shares.

Stock Ownership by Directors and Executive Officers
The beneficial ownership of common stock by each of the directors, each of the NEOs, and by all directors and executive officers as a group is set forth in the following table as of March 24, 2022, together with the percentage of total shares outstanding represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if that person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days. The percentage of common stock owned is based upon 33,102,014 shares outstanding as of March 24, 2022.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Sheila Antrum	2,585	(1)	*
Pamela G. Bailey	74,566	(1)(2)	*
Cheryl C. Capps	2,585	(1)	*
Joseph W. Dziedzic	208,891	(2)	*
James F. Hinrichs	21,767	(1)(2)	*
Jean Hobby	19,613	(1)(2)	*
Tyrone Jeffers	2,585	(1)	*
M. Craig Maxwell	36,738	(1)(2)	*
Filippo Passerini	32,038	(1)(2)	*
Bill R. Sanford	94,386	(1)(2)(4)	*
Donald J. Spence	50,542	(1)(2)	*
William B. Summers, Jr.	50,150	(1)	*
Jason K. Garland	10,658		*
Joel Becker	2,825	(1)	*
Jennifer M. Bolt	27,912	(1)(2)(3)	*
Payman Khales	5,793		*
All directors and executive officers as a group (21 persons)	668,967	(1)(2)(3)(4)	2.01%
(1)Includes the following shares subject to restricted stock units granted under the Company’s stock incentive plans, all of which are issuable pursuant to restricted stock units that are vested or potentially issuable within 60 days after March 24, 2022: Ms. Antrum – 455 shares; Ms. Bailey – 4,740 shares; Ms. Capps – 455 shares; Mr. Hinrichs – 4,740 shares; Ms. Hobby – 455 shares; Mr. Jeffers – 455 shares; Mr. Maxwell – 455 shares; Mr. Passerini – 455 shares; Mr. Sanford – 6,413 shares; Mr. Spence – 4,740 shares; Mr. Summers – 4,740 shares; Ms. Bolt – 217 shares; Mr. Becker – 507 shares; and all directors and executive officers as a group – 31,995 shares.
(2)Includes the following shares subject to options granted under the Company’s stock incentive plans, all of which are currently exercisable or exercisable within 60 days after March 24, 2022: Ms. Bailey – 20,282 shares; Mr. Dziedzic – 90,513 shares; Mr. Hinrichs – 9,603 shares; Ms. Hobby – 11,385 shares; Mr. Maxwell – 17,385 shares; Mr. Passerini – 17,385 shares; Mr. Sanford – 19,564 shares; Mr. Spence – 27,021 shares; Ms. Bolt – 1,896 shares; and all directors and executive officers as a group – 215,034 shares.
(3)Includes the following shares under the Company 401(k) Plan: Ms. Bolt – 1,965 shares; and all directors and executive officers as a group – 1,965 shares. Such individuals retain voting and investment power over their respective shares.
(4)Includes 27,500 shares held by a limited liability company of which Mr. Sanford is the sole member and for which Mr. Sanford has sole voting and investment power.
* Less than 1%

OTHER MATTERS
Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.
A copy of the Company’s Annual Report on Form 10-K for fiscal year 2021 may be obtained without charge by any stockholder by written request made to the General Counsel and Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. Additionally, the Company’s Annual Report on Form 10-K for fiscal year 2021 can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Financial Information.”
Stockholder Proposals for the 2023 Annual Meeting of Stockholders
In order for a stockholder proposal for the 2023 Annual Meeting of Stockholders to be eligible for inclusion in the Company’s proxy statement, we must receive it, at our principal executive offices, no later than December 5, 2022. You must provide your proposal to us in writing and your notice must contain the information required by the Company’s bylaws.
The proposal should be submitted to the Company’s principal executive offices in Plano, Texas and should be directed to the attention of the General Counsel and Corporate Secretary of the Company.
The Company’s bylaws provide that no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing the information specified in the bylaws) not later than 90 days nor more than 120 days in advance of the anniversary date of the prior year’s annual meeting of stockholders. These requirements are separate from, and in addition, to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement. A stockholder wishing to submit a proposal for consideration at the 2023 Annual Meeting of Stockholders, which is not submitted for inclusion in the proxy statement, should do so between January 18, 2023 and February 17, 2023.
In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 19, 2023.
By Order of the Board of Directors,

/s/ McAlister C. Marshall, II
McAlister C. Marshall, II
Senior Vice President, General Counsel and Corporate Secretary
Plano, Texas
April 4, 2022

GENERAL INFORMATION – QUESTIONS AND ANSWERS
Why did I receive a letter in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
As permitted by the SEC, instead of mailing a printed copy of our proxy materials to all of our stockholders, we are furnishing to stockholders our Notice of the Annual Meeting, this Proxy Statement, and our Annual Report for 2021 primarily over the internet through the notice and access process. The Annual Report is not part of the proxy solicitation materials.
On or about April 4, 2022, we sent a Notice of Internet Availability of Proxy Materials (the “Notice and Access Letter”) to each of our stockholders. Stockholders have the ability to access the proxy materials on a website referred to in the Notice and Access Letter and to download printable versions of the proxy materials or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the materials may be found in the Notice and Access Letter. If you received the Notice and Access Letter, you will not receive a paper copy of the proxy materials unless you request one. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of the annual meeting of stockholders.
Why am I being provided this proxy statement?
We are providing this proxy statement to you because our Board is soliciting your proxy to vote your shares of the Company’s common stock at the Annual Meeting, or any adjournment or adjournments thereof. This proxy statement contains information about matters to be voted upon at the Annual Meeting and other information required by the SEC and NYSE.
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024 at 8:30 a.m., Central Time, on Wednesday, May 18, 2022. The Company’s mailing address is 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, and its telephone number is (214) 618-5243.
Who is entitled to vote at the Annual Meeting?
Common stockholders of record at the close of business on March 24, 2022 are entitled to vote at the Annual Meeting. At that time, the Company had outstanding 33,102,014 shares of common stock. Each share of common stock is entitled to one vote. Shares may not be voted at the Annual Meeting unless the owner is present or represented by proxy, as more fully explained in this proxy statement. Individuals who hold shares of common stock under the Company 401(k) Plan are entitled to vote those shares of common stock held in their accounts.
How can I give my proxy or vote?
You can give your proxy to vote via the Internet or telephone by following the instructions found in the Notice and Access Letter. If you received printed copies of the proxy materials by mail, the instructions for giving your proxy to vote via the Internet or telephone are found on the proxy card, or you may complete, sign, date and return the physical proxy card accompanying this proxy statement. The telephone and Internet voting procedures are designed to authenticate that you are a stockholder by use of a control number and allow you to confirm that your instructions have been properly recorded. If you are a stockholder of record, the method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person.
May I revoke my proxy?
How you hold your shares (stockholder of record or beneficial owner) determines how and when you may revoke your proxy. A stockholder of record may revoke a proxy that has been previously given at any time before it is exercised by giving written notice of such revocation or by delivering a later dated proxy, in either case, to the General Counsel and Corporate Secretary, at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, or by voting in person at the Annual Meeting. A beneficial owner must follow the instructions from his or her broker, bank or other intermediary to revoke his or her previously given proxy.
How will my proxy be voted?
Your proxy will be voted in accordance with the direction you provide, if any. If you submit your proxy but do not specify how you want to vote your shares, your shares will be voted FOR the election as directors of the 11 persons named under the section titled “Nominees for Director”; FOR ratifying the appointment of Deloitte & Touche as the independent registered public accounting firm of the Company for fiscal year 2022, and FOR approving, on an advisory basis, the compensation of the named executive officers.

What is required for a quorum at the Annual Meeting?
The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Broker non-votes will be counted as being present or represented at the Annual Meeting for purposes of establishing a quorum, but, under NYSE rules, brokers will not be permitted to vote in the election of directors or on the advisory vote to approve the compensation of the Company’s named executive officers unless specific voting instructions are provided to the broker. We therefore encourage beneficial owners of shares whose shares are held in street name to direct their vote for all agenda items on the form of proxy or instruction card sent by their broker, bank or other intermediary.
What vote is required to elect directors?
Directors will be elected by a plurality of votes cast. This means the 11 nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. “Withhold” votes and broker non-votes will have no effect on the outcome of the voting to elect directors.
What happens if an incumbent director nominee does not receive a majority of votes cast in favor of his or her election?
Under the Company’s Corporate Governance Guidelines, any nominee for director who receives a greater number of “withhold” votes than “for” votes is expected to tender his or her resignation to the Board for consideration in accordance with the Corporate Governance Guidelines.
What vote is necessary to approve Proposals 2 and 3?
The affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal) at the Annual Meeting is required to ratify the appointment of Deloitte & Touche as the independent registered public accounting firm of the Company for fiscal year 2022 (Proposal 2) and to approve, on an advisory basis, the compensation of the Company’s named executive officers (Proposal 3). Abstentions will not constitute votes cast on either of these proposals and therefore will not affect the outcome of these proposals. Broker non-votes will not constitute votes cast on the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers and therefore will have no effect on the outcome of that proposal.
Who is paying for the solicitation of proxies?
The Company will bear the cost of soliciting proxies in the accompanying form of proxy. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of $8,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we are making this solicitation by mail, by telephone and in person using the services of some employees of the Company or its subsidiaries at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses they incur in sending proxy materials to beneficial owners of the common stock.
What do I have to bring to attend the Annual Meeting in person?
To be admitted to the Annual Meeting, you will need to bring a valid photo ID or other satisfactory proof of identification. If you are a beneficial owner, you must also bring evidence of your share ownership that can include a notice from your broker, bank or other intermediary regarding the availability of these proxy materials or a recent account statement or letter from the bank, broker or other intermediary that holds your shares and confirms your beneficial ownership of those shares.
As of the date of this publication, we are not aware of limitations due to the public health impact of COVID-19. If conditions relating to COVID-19 change as the time of the Annual Meeting nears, we will align to CDC Protocols to support the health, safety and well-being of our team members and stockholders.

Integer® VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59p.m., Eastern Time, on May 17, 2022

Online
Go to **www.envisionreports.com/ITGR** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ITGR

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2022 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 AND 3.

	For	Withhold		For	Withhold		For	Withhold
01 - Sheila Antrum	☐	☐	02 - Pamela G. Bailey	☐	☐	03 - Cheryl C. Capps	☐	☐
04 - Joseph W. Dziedzic	☐	☐	05 - James F. Hinrichs	☐	☐	06 - Jean Hobby	☐	☐
07 - Tyrone Jeffers	☐	☐	08 - M. Craig Maxwell	☐	☐	09 - Filippo Passerini	☐	☐
10 - Donald J. Spence	☐	☐	11 - William B. Summers, Jr	☐	☐			

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 5 3 8 2 1 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03MALB

2022 Annual Meeting Admission Ticket

2022 Annual Meeting of Integer Holdings Corporation Stockholders

May 18, 2022, 8:30a.m. Central Time
5830 Granite Parkway, Suite 1150
Plano, Texas 75024

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Integer Holdings Corporation

+

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting — May 18, 2022

The undersigned hereby appoint(s) Jason K. Garland and McAlister C. Marshall, II, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned at the Annual Meeting of Stockholders of Integer Holdings Corporation to be held at 8:30 a.m. Central Time on May 18, 2022 at the company's global headquarters at 5830 Granite Parkway, Suite 1150, Plano, Texas, 75024, and at any adjournment, upon matters described in the Proxy Statement furnished with this proxy card and all other subjects that may properly come before the meeting.

IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT FURNISHED WITH THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, FOR THE APPROVAL OF THE COMPENSATION OF INTEGER HOLDINGS CORPORATION'S NAMED EXECUTIVE OFFICERS AND AT THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

+